The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated February 9, 2006

Preliminary Prospectus Supplement

(To Prospectus dated April 9, 2003)

FILED PURSUANT TO

RULE 424 (B) (5)

REGISTRATION NO: 333 - 100953

333 - 43808

333 - 104926

UnumProvident Corporation

$

      % Senior Notes due 2008

This prospectus supplement relates to the remarketing and interest rate reset of up to $575,000,000 aggregate principal amount of 6.00% senior notes issued by UnumProvident Corporation in May 2003, which we refer to in this prospectus supplement as the “senior notes.” The senior notes were issued as a component of our 8.25% Adjustable Conversion-Rate Equity Security Units, which we refer to in this prospectus supplement as the “equity security units.” Each equity security unit currently consists of (i) a contract obligating the holder to purchase, for $25, shares of UnumProvident common stock on May 15, 2006, and (ii) a 1/40, or 2.5%, ownership interest in a senior note of UnumProvident, with a principal amount of $1,000.

The senior notes will mature on May 15, 2008. We will make a quarterly interest payment on the senior notes in arrears on February 15, 2006 and May 15, 2006 and, following the stock purchase date of May 15, 2006, we will make semi-annual interest payments in arrears on each of November 15 and May 15 until maturity on May 15, 2008. The interest rate on the senior notes will be reset at             % per annum, effective on and after             , 2006. The senior notes are issuable in denominations of $1,000 and integrable multiples of $1,000.

The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated debt. In addition, the senior notes are structurally subordinated to any indebtedness of our subsidiaries. As of December 31, 2005, we had approximately $2,862 million of senior debt outstanding and the aggregate amount of indebtedness of our subsidiaries (excluding intercompany liabilities) was approximately $400 million. If a special event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at the redemption price described in this prospectus supplement under “Description of the Remarketed Senior Notes—Special event redemption.”

In this remarketing, UnumProvident may submit an order to purchase a portion of the senior notes not to exceed approximately $400 million in aggregate principal amount. If its bid is accepted, UnumProvident will retire all the senior notes it purchases. UnumProvident will not receive any proceeds from the remarketing. See “Use of Proceeds” in this prospectus supplement.

Investing in the senior notes involves risks. We urge you to carefully read the “ Risk Factors” section beginning on page S-14 of this prospectus supplement before you make any decision to invest in the senior notes.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these senior notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Senior Note	Total
Price to the public (1)%	$
Remarketing fee to remarketing agent (2)%	$
(1)	Plus accrued interest from and including , 2006, if settlement occurs after that date.
(2)	Based on remarketing fee of up to 0.25% of the proceeds from the remarketing. A portion of the remarketing fee is expected to be rebated to UnumProvident Corporation upon the closing of this offering.

The senior notes are not, and are not expected to be, listed on any securities exchange or included in any automated quotation system.

The remarketing agent expects to deliver the senior notes in book-entry form only through the facilities of The Depository Trust Company on or about             , 2006.

Remarketing Agent

JPMorgan

February     , 2006

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the prospectus that follows, and the documents incorporated by reference in this and that document. The information contained in or incorporated by reference into this prospectus supplement supersedes any inconsistent information contained in the accompanying prospectus. You should rely only on the information contained or incorporated by reference in this prospectus supplement and, except as stated above, in the accompanying prospectus. We and the remarketing agent have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the remarketing agent are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “UnumProvident,” “we,” “us,” and “our” or similar terms are to UnumProvident Corporation and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains selected information about us and this offering. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including, but not limited to, the information set forth under “Risk Factors” and our consolidated financial statements and the schedules and related notes and Management’s Discussion and Analysis of Financial Condition and the Results of Operations and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus.

UnumProvident Corporation

We are the surviving corporation in the merger on June 30, 1999, of Provident Companies Inc., the leading individual income protection insurance provider in North America, with Unum Corporation, the leading group income protection insurance provider. Prior to the merger, Unum Corporation acquired Unum Limited, the leading income protection insurer in the United Kingdom, in 1990, and in 1993, it merged with Colonial Companies, Inc., the parent company of Colonial Life & Accident Insurance Company, a leader in payroll marketing of a broad line of supplemental insurance products. Also prior to the merger, Provident Companies Inc. acquired Paul Revere Life, a leading provider of individual income protection insurance in North America. We are the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout the U.S. and the U.K. Our principal operating subsidiaries in the U.S. are Unum Life Insurance Company of America, Provident Life and Accident Insurance Company, The Paul Revere Life Insurance Company, and Colonial Life & Accident Insurance Company, and, in the U.K., Unum Limited. We are the largest provider of group and individual income protection insurance products and a leading provider of life, accident, and long-term care products in the U.S. and the U.K.

Effective July 1, 2005, we modified our reporting segments to better align our external reporting with internal management of our business lines. We separated our U.S. business from that of our U.K subsidiary Unum Limited. We now manage and operate our business in six different segments. Our new reporting segments are comprised of the following: U.S. Brokerage, Unum Limited, Colonial, Individual Income Protection – Closed Block, Other and Corporate. The U.S. Brokerage segment includes insurance for loss of income due to either sickness or injury or the loss of two or more “activities of daily living.” Included within this segment are group income protection, comprised of long-term and short-term income protection insurance; group life, comprised of group life insurance, accidental death and dismemberment and special risk insurance; and the supplemental and voluntary insurance segment, comprised of individual income protection insurance, voluntary worksite benefits and group and individual long-term care insurance. The products in our U.S. Brokerage segment are marketed primarily to employers and multi-life employee groups by our sales force and national practice groups, working in conjunction with independent brokers and consultants. The Unum Limited (U.K.) segment is comprised mainly of insurance for group income protection, group life and group critical illness and also includes insurance for individual income protection. The Colonial segment includes insurance for life, income protection, accident and sickness, cancer, and critical illness issued by Colonial Life & Accident Insurance Company and marketed primarily to employees through our agency field sales force. The Individual Income Protection—Closed Block segment is generally comprised of individual income protection policies in force prior to our substantial changes in product offerings, pricing, distribution, and underwriting that generally occurred during the period of 1994 through 1998. A minimal amount of new business continued to be sold in this segment subsequent to these changes, but we ceased selling new policies in this segment at the beginning of 2004, other than update features contractually allowable on existing policies. The Other segment includes disability management services and U.S. Brokerage insured products not actively marketed (with the exception of certain individual income protection products), including individual life and corporate-owned life insurance, reinsurance pools and management operations, group pension, health insurance and individual annuities. The Corporate segment includes investment income on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain corporate expenses not allocated to a line of business. There were no changes effective July 1, 2005 to our Colonial, Individual Income Protection—Closed Block, or Corporate segments.

Ratings

Standard & Poor’s Rating Services, Moody’s Investor Services, Inc., Fitch, Inc. and A.M. Best Company are among the third parties that provide assessments of our overall financial position. Ratings from these agencies for financial strength are available for certain of our U.S. insurance subsidiaries. Financial strength ratings are based primarily on statutory financial information for these individual insurance companies. These debt ratings are based primarily on consolidated financial information prepared using generally accepted accounting principles. Both financial strength ratings and debt ratings incorporate qualitative analyses by rating agencies on an ongoing basis.

The table below reflects, as of the date of this prospectus supplement, the senior debt ratings for us and the financial strength ratings for our U.S. insurance company subsidiaries.

	AM Best	Fitch	Moody’s	S&P

UnumProvident Corporation
Senior Debt	bbb-	BBB-(Good)	Ba1	BB+
(Speculative)

U.S. Insurance Subsidiaries
Provident Life & Accident	A-(Excellent)	A-(Strong)	Baa1	BBB+(Good)
(Adequate)
Provident Life & Casualty	A-(Excellent)	Not Rated	Not Rated	Not Rated
Unum Life of America	A-(Excellent)	A-(Strong)	Baa1	BBB+(Good)
(Adequate)
First Unum Life	A-(Excellent)	A-(Strong)	Baa1	BBB+(Good)
(Adequate)
Colonial Life & Accident	A-(Excellent)	A-(Strong)	Baa1	BBB+(Good)
(Adequate)
Paul Revere Life	A-(Excellent)	A-(Strong)	Baa1	BBB+(Good)
(Adequate)
Paul Revere Variable	A-(Excellent)	A-(Strong)	Baa1	BBB+(Good)
(Adequate)

These ratings are not recommendations to buy, sell, or hold our securities or those of our subsidiaries. Each rating is subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

See “Ratings” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 for further discussion of our ratings from these agencies.

Recent Developments

On January 30, 2006, the Company reported its results for the fourth quarter of 2005. Net income was $137.5 million ($0.43 per diluted common share) for the fourth quarter of 2005, compared to $134.5 million ($0.45 per diluted common share) for the fourth quarter of 2004. Included in the results for the fourth quarter of 2005 are net realized after tax investment gains of $1.5 million, compared to net realized after tax investment gains of $16.8 million in the fourth quarter of 2004. Also included in the fourth quarter of 2004 was a charge of $87.8 million after tax ($0.29 per diluted common share) related to the settlement of the multistate market conduct examination and income of $51.1 million after tax ($0.17 per diluted common share) attributable to settlements with the Internal Revenue Service.

Results by Segment

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

The U.S. Brokerage segment reported operating income of $103.9 million in the fourth quarter of 2005, compared to $15.7 million in the fourth quarter of 2004. The 2004 results included a reserve charge of $80.8 million and operating expense charge of $37.6 million related to the multistate market conduct examination settlement agreements.

Within this segment, the U.S. Brokerage group income protection line of business reported operating income of $13.6 million in the fourth quarter of 2005, compared to an operating loss of $88.6 million in the fourth quarter of 2004, which included the $80.2 million reserve charge and $36.5 million operating expense charge related to the multistate market conduct examination settlement agreements. The results for the fourth quarter of 2004 also included $9.9 million in increased net investment income due to the periodic adjustment of amortization on mortgage-backed securities. The benefit ratio for group income protection was 93.9 percent in the fourth quarter of 2005, compared to 104.7 percent in the fourth quarter of 2004. Claim recoveries and the timing of claim decisions continued to be adversely impacted by the implementation of organizational and procedural changes. Claim incidence trends on a submitted basis in the Company’s group long-term income protection line in the fourth quarter of 2005 were slightly lower compared with the third quarter of 2005 and with the levels of the year ago quarter. Premium income in group income protection declined 4.0 percent to $629.7 million in the fourth quarter of 2005, compared to $656.2 million in the fourth quarter of 2004, reflecting lower sales in recent quarters as the Company has focused on improving the profitability of the business. Sales of fully insured group long-term income protection products in the fourth quarter of 2005 declined 14.7 percent to $68.1 million, compared to $79.8 million in the year ago quarter, and sales of fully insured group short-term income protection products in the fourth quarter of 2005 increased 14.0 percent to $32.6 million, compared to $28.6 million in the year ago quarter. For both of these lines, sales in the core small and mid-sized markets improved significantly relative to the year ago quarter while sales in the large case market declined. Premium persistency in the group long-term income protection line of business was 84.8 percent for both the full year 2005 and 2004.

The U.S. Brokerage segment’s group life and accidental death and dismemberment lines of business reported operating income of $43.5 million in the fourth quarter of 2005, compared to operating income of $62.1 million in the fourth quarter of 2004. The decline in earnings primarily reflects a decline in revenue in both the group life and AD&D lines and a higher benefit ratio in the AD&D line. The benefit ratio in the group life line in the fourth quarter of 2005 was stable relative to the fourth quarter of 2004. Premium income for these lines of business declined 8.3 percent to $366.1 million in the fourth quarter of 2005, compared to $399.4 million in the fourth quarter of 2004, reflecting lower sales and persistency in recent quarters as the Company has focused on improving the profitability of the business in a competitive market environment. Sales of group life products in the fourth quarter of 2005 declined 7.8 percent to $64.2 million, compared to $69.6 million in the year ago quarter, with a decline in large case sales offsetting increased sales in the core small and mid-sized markets. Premium persistency in the group life line of business was 78.3 percent for the full year 2005, compared to 84.0 percent for full year 2004. The decline in persistency was due to higher terminations of some larger cases which had been targeted for significant rate increases.

Also within this segment, the U.S. Brokerage supplemental and voluntary lines of business reported operating income of $46.8 million in the fourth quarter of 2005, compared to $42.2 million in the fourth quarter of 2004. Excluding the reserve charges of $0.6 million and operating expense charges of $1.1 million related to the multistate market conduct examination settlement agreements, operating income in the fourth quarter of 2004 was $43.9 million. The improvement in earnings is primarily driven by improved results in the individual income protection – recently issued and long-term care lines of business. Premium income increased 6.6 percent to $313.2 million in the fourth quarter of 2005, compared to $293.7 million in the fourth quarter of 2004. New annualized sales in the voluntary workplace benefits line of business increased 4.2 percent and individual income protection – recently issued sales increased 5.6 percent in the fourth quarter of 2005 relative to the fourth quarter of 2004, while long-term care sales declined 15.2 percent compared with the year ago quarter.

The Unum Limited segment reported operating income of $49.3 million in the fourth quarter of 2005, compared to $46.7 million in the fourth quarter of 2004. Operating income in this segment benefited from strong premium growth, a slightly lower benefit ratio resulting from favorable claims management results, and a lower expense ratio relative to the year ago quarter. Premium income for this segment increased 12.0 percent to $198.2 million in the fourth quarter of 2005, compared to $177.0 million in the fourth quarter of 2004. New annualized sales in this segment declined 35.0 percent to $24.9 million in the fourth quarter of 2005 from $38.3 million in the fourth quarter of 2004 due primarily to higher sales during 2004 that resulted from the exit of a major insurer from the U.K. market and due to the competitive environment in the U.K. for group life products and the Company’s decision to maintain its pricing discipline.

The Colonial segment reported operating income of $38.7 million in the fourth quarter of 2005, compared to $40.0 million in the fourth quarter of 2004. Results in this segment in the fourth quarter of 2005 were negatively impacted by $6.8 million due to litigation costs. Premium income for this segment increased 5.8 percent to $200.5 million in the fourth quarter of 2005, compared to $189.5 million in the fourth quarter of 2004. New annualized sales in this segment increased 5.3 percent to $97.3 million in the fourth quarter of 2005 from $92.4 million in the fourth quarter of 2004.

The Individual Income Protection – Closed Block segment reported operating income of $33.7 million in the fourth quarter of 2005, compared to income of $37.8 million in the fourth quarter of 2004. Excluding the reserve charge of $3.7 million and operating expense charge of $4.9 million related to the multistate market conduct examination settlement agreements, operating income in the fourth quarter of 2004 was $46.4 million. The decline in income is primarily due to the periodic adjustment of amortization on mortgage-backed securities which increased net investment income by $13.3 million in the fourth quarter of 2004. Claim incidence trends were generally stable with the levels of the prior quarter and year ago quarter; however, claim recovery experience was generally lower than the experience of the prior quarter and year ago quarter.

The Other segment reported operating income of $8.9 million in the fourth quarter of 2005, compared to $8.3 million in the fourth quarter of 2004.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $43.0 million in the fourth quarter of 2005, compared to a loss of $31.5 million in the fourth quarter of 2004. Included in the fourth quarter of 2004 was income of $14.0 million before tax attributable to the interest portion of settlements with the Internal Revenue Service which entitled the Company to a refund of tax plus interest.

During the fourth quarter of 2005, the Company recorded an expense of $9.1 million before tax, or $5.9 million after tax ($0.02 per diluted common share), reflecting a termination fee paid to exit an existing contract with an information technology provider. The Company has entered into an agreement with a new provider which is expected to result in a significantly less costly infrastructure. This fourth quarter expense is reflected primarily in the operating expenses of the U.S. Brokerage and Colonial segments.

Also during the fourth quarter of 2005, the Company recognized tax benefits related to U.K. repatriated dividends and group tax relief of $8.8 million ($0.03 per diluted common share).

The Company’s average number of shares outstanding, assuming dilution, was 318,681,427 for the fourth quarter of 2005, compared to 302,248,001 for the fourth quarter of 2004.

Book value per common share at December 31, 2005 was $24.66, compared to $24.36 at December 31, 2004.

Selected Earnings Data

(Unaudited)

UnumProvident Corporation

and Subsidiaries

	Three Months Ended December 31		Year Ended December 31

($ in millions, except share data)	2005	2004	2005	2004
Operating Revenue by Segment	$2,662.3	$2,650.8	$10,443.9	$10,435.7
Net Realized Investment Gain (Loss)	2.4	25.8	(6.7)	29.2

Total Revenue	$2,664.7	$2,676.6	$10,437.2	$10,464.9

Operating Income (Loss) by Segment	$191.5	$117.0	$716.3	$(288.7)
Net Realized Investment Gain (Loss)	2.4	25.8	(6.7)	29.2
Income Tax (Benefit)	56.4	8.3	196.0	(67.3)

Income (Loss) from Continuing Operations	137.5	134.5	513.6	(192.2)
Loss from Discontinued Operations, Net of Tax	—	—	—	(60.8)

Net Income (Loss)	$137.5	$134.5	$513.6	$(253.0)

PER SHARE INFORMATION
Assuming Dilution:
Income (Loss) from Continuing Operations	$0.43	$0.45	$1.64	$(0.65)
Loss from Discontinued Operations, Net of Tax	—	—	—	(0.21)

Net Income (Loss)	$0.43	$0.45	$1.64	$(0.86)

Basic:
Income (Loss) from Continuing Operations	$0.46	$0.46	$1.74	$(0.65)
Loss from Discontinued Operations, Net of Tax	—	—	—	(0.21)

Net Income (Loss)	$0.46	$0.46	$1.74	$(0.86)

Weighted Average Common Shares – Basic (000s)	296,086.4	295,369.7	295,776.4	295,224.3
Weighted Average Common Shares – Assuming Dilution (000s)	318,681.4	302,248.0	312,512.6	295,224.3

	For the Year Ended December 31, 2005
Ratio of earnings to fixed charges*	3.9

*	For purpose of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income (loss) from continuing operations before income taxes and cumulative effect of accounting principle change plus fixed charges. Fixed charges consist of interest and debt expense, interest credited to policyholders, amortization of deferred debt costs, and the estimated interest portion of rent expense.

The Remarketing

Issuer	UnumProvident Corporation

Senior notes

Up to $575 million aggregate principal amount of senior notes due May 15, 2008, remarketed on behalf of holders of equity security units for which the senior notes serve as collateral and any holders of senior notes held separately from the equity security units who elect to participate in the remarketing.

Maturity date	The senior notes will mature on May 15, 2008.

Interest	The senior notes will bear interest at the reset rate of % (to be determined on February 10, 2006). Interest on the senior notes will accrue at the reset rate from and including , 2006.

Interest payment dates

February 15, 2006 and May 15, 2006 and, after the stock purchase date of May 15, 2006, semi-annually on November 15 and May 15 of each year. The first interest payment on the remarketed senior notes at the reset rate will be made on May 15, 2006.

Special event redemption

If a special event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at the redemption price described under “Description of the Remarketed Senior Notes—Special event redemption” in this prospectus supplement.

Covenants

The indenture governing the senior notes does not generally contain financial or operating covenants or restrictions, such as limitations on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us. The indenture contains no covenants or other provisions to afford protection to holders of the senior notes in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect those holders.

Listing	The senior notes are not, and are not expected to be, listed on any national securities exchange or included in any automated quotation system.

Governing law	The senior notes and the indenture are governed by the laws of the State of New York.

Trustee, registrar and paying agent	JPMorgan Chase Bank, N.A.

Risk factors

An investment in the senior notes involves risk. You should carefully consider the information set forth under “Risk Factors” beginning on page S-14 of this prospectus supplement and all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the senior notes.

Use of proceeds

We will not receive any of the proceeds from this remarketing. A portion of the remarketing fee is expected to be rebated to us upon the closing of this offering. See “Plan of Distribution.” Proceeds from the remarketing attributable to the senior notes that are part of the normal equity security units that participated in the remarketing will be used as follows:

•	to purchase a treasury portfolio that will then be pledged to us, on behalf of the holders of normal equity security units, as security against the purchase contract obligations of such holders;

•	to pay to the remarketing agent a remarketing fee of not more than 0.25% of the remarketing value attributable to the normal equity security units that participated in the remarketing; and

•	any remaining proceeds will be remitted to the holders of the normal equity security units participating in the remarketing, on a pro rata basis.

Proceeds from the remarketing attributable to the separate notes, if any, that participated in the remarketing will be used as follows:

•	to pay to the remarketing agent a remarketing fee of not more than 0.25% of the remarketing value attributable to the separate notes that participated in the remarketing; and

•	to pay the holders of separate notes that participated in the remarketing a portion of the proceeds attributable to the separate notes.

The “treasury portfolio” is a portfolio of U.S. Treasury securities that will pay, on or prior to May 15, 2006, an amount of cash equal to:

•	the interest payment scheduled to be payable on that date on the senior notes, assuming for that purpose, even if not true, that the interest rate on the senior notes is the current rate of 6.00% per annum, prior to any interest rate reset; and

•	the stated principal amount of $1,000 for each remarketed senior note.

Our Participation in the Remarketing

In this remarketing, we may submit an order to purchase a portion of the senior notes not to exceed approximately $400 million in aggregate principal amount of the senior notes available to be remarketed, although we make no commitment to do so. If our bid is accepted, we will retire all the senior notes we purchase in the remarketing. For a more complete discussion of the senior notes, see “Description of the Remarketed Senior Notes.”

Summary Selected Consolidated Financial Information

The following is our selected consolidated financial data. The financial position and statement of operations data as of and for each of the years ended December 31, 2000 through December 31, 2004 are taken from our audited consolidated financial statements as of the end of and for each such year and our financial position and statement of operations data as of September 30, 2005 and 2004 and for the nine months ended September 30, 2005 and September 30, 2004 are taken from our unaudited consolidated financial statements. You should read this selected consolidated financial data in conjunction with our consolidated financial statements and notes that are contained in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005 which are incorporated by reference into this prospectus supplement.

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
(in millions of dollars)	2005	2004	2004	2003	2002	2001	2000
Statement of Operations Data
Revenue
Premium Income	$5,827.2	$5,875.3	$7,839.6	$7,615.7	$7,151.1	$6,797.2	$6,791.8
Net Investment Income	1,623.4	1,594.2	2,158.7	2,158.4	2,028.9	1,951.1	2,004.2
Net Realized Investment Gain (Loss)	(9.1)	3.4	29.2	(173.8)	(309.1)	(100.0)	(54.6)
Other Income	331.0	315.4	437.4	391.3	388.2	354.2	329.8

Total	7,772.5	7,788.3	10,464.9	9,991.6	9,259.1	9,002.5	9,071.2

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	5,280.6	5,400.3	7,248.4	7,868.1	6,324.8	5,983.9	6,166.4
Commissions	609.4	641.5	842.3	844.1	820.2	744.1	719.3
Interest and Debt Expense	155.5	154.1	207.1	187.2	162.4	169.6	181.8
Other Expenses (1) (2) (3)	1,211.3	1,994.7	2,426.6	1,527.4	1,358.5	1,351.1	1,182.5

Total	7,256.8	8,190.6	10,724.4	10,426.8	8,665.9	8,248.7	8,250.0

Income (Loss) from Continuing Operations Before Income Tax and Cumulative Effect of Accounting Principle Change	515.7	(402.3)	(259.5)	(435.2)	593.2	753.8	821.2
Income Tax (Benefit)	139.6	(75.6)	(67.3)	(170.6)	196.3	216.1	284.0

Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Principle Change	376.1	(326.7)	(192.2)	(264.6)	396.9	537.7	537.2
Income (Loss) from Discontinued Operations, Net of Income Tax (4)	—	(60.8)	(60.8)	(161.7)	11.4	3.5	1.7
Cumulative Effect of Accounting Principle Change, Net of Income Tax (5)	—	—	—	39.9	(7.1)	—	—

Net Income (Loss)	$376.1	$(387.5)	$(253.0)	$(386.4)	$401.2	$541.2	$538.9

Balance Sheet Data
Assets	$51,146.9	$49,774.1	$50,832.3	$49,718.3	$45,259.5	$42,442.7	$40,363.9
Long-term Debt (6)	$2,862.0	$2,862.0	$2,862.0	$2,789.0	$1,914.0	$2,004.2	$1,615.5
Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debt Securities of the Company (6)	—	—	—	—	$300.0	$300.0	$300.0
Accumulated Other Comprehensive Income	$1,167.0	$1,272.5	$1,481.1	$1,171.2	$777.4	$111.3	$166.0
Other Stockholders’ Equity	6,070.7	5,627.9	5,743.0	6,099.8	6,065.8	5,828.6	5,409.5

Total Stockholders’ Equity	$7,237.7	$6,900.4	$7,224.1	$7,271.0	$6,843.2	$5,939.9	$5,575.5

(1)	Includes the net increase in deferred policy acquisition costs, amortization of value of business acquired and goodwill, compensation expense, and other operating expenses. Included in the nine months ended September 30, 2004 and the year ended December 31, 2004 are charges related to the impairment of the individual income protection – closed block deferred policy acquisition costs, value of business acquired, and goodwill balances of $282.2 million, $367.1 million, and $207.1 million, respectively.
(2)	In 2001, we early redeemed $172.5 million of debt and wrote off the remaining associated deferred debt costs of $4.5 million. The write-off was previously reported as an extraordinary loss, net of a $1.6 million tax benefit. We adopted Statement of Financial Accounting Standards No. 145 (SFAS 145), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective January 1, 2003, and reclassified the 2001 loss to conform to current reporting requirements.
(3)	We adopted the provisions of Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets effective January 1, 2002. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over a period not to exceed 40 years. Had amortization of goodwill been excluded from expenses for the years ended December 31, 2001 and 2000, net income would have been $561.5 million and $560.3 million, respectively, and net income per common share assuming dilution would have been $2.30 and $2.31, respectively.
(4)	Amounts reported for the nine months ended September 30, 2004 and the year ended December 31, 2004 include after-tax losses of $71.3 million from the Canadian branch sale and write-downs. The amount reported for the year ended December 31, 2003 includes an after-tax loss of $196.9 million from the Canadian branch sale and write-downs.
(5)	We adopted the provisions of Statement of Financial Accounting Standards No. 133 Implementation Issue B36, Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposure That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor Under Those Instruments, in 2003 and SFAS 142 in 2002.
(6)	In 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51. We adopted the provisions of FIN 46 in 2003 and subsequently adopted FIN 46(R) (revised December 2003) effective March 15, 2004, resulting in the elimination of the company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated debt securities of the parent guarantor and an increase of $300.0 million in long-term debt.

RISK FACTORS

Investing in the senior notes involves risks. In considering whether you should invest in the senior notes, you should consider all of the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below, which supersede the risk factors described in the accompanying prospectus supplement and prospectus and described in the documents incorporated by reference prior to the date of this prospectus supplement.

Risks related to the senior notes

If an active trading market does not develop for the senior notes, you may not be able to resell your senior notes.

There is currently no public market for the senior notes held separately from the equity security units and we do not expect to list the senior notes on any national securities exchange or include them on any automated quotation system. The liquidity of any market for the senior notes will depend upon various factors, including:

•	the number of holders of the senior notes;
•	the interest of securities dealers in making a market for the senior notes;
•	the overall market for non-investment grade securities;
•	our financial performance and prospects; and
•	the prospects for companies in our industry generally.

In addition, the liquidity of the trading market in the senior notes, and the market price quoted for the senior notes, may be adversely affected by changes in the overall market for fixed income securities generally. As a result, an active trading market may not develop for the senior notes. If no active trading market develops, you may not be able to resell your senior notes at a price that reflects accrued and unpaid interest, if at all.

We could incur significant additional indebtedness in the future, which could impair our ability to make payments under the senior notes.

The senior notes and the indenture governing the senior notes generally do not contain restrictive covenants, such as a limitation on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us. Thus, we may incur substantial additional indebtedness in the future, which could affect our ability to make payments under the senior notes.

Holders of senior notes have only limited rights of acceleration.

Holders of senior notes may accelerate payment of the principal and accrued and unpaid interest on the senior notes only upon the occurrence and continuation of an event of default. An event of default is generally limited to payment defaults, breaches of specific covenants and specific events of bankruptcy, insolvency and reorganization relating to us.

We may redeem the senior notes upon the occurrence of a special event.

We have the option to redeem the senior notes, on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, at any time if a special event occurs and continues under the circumstances described in this prospectus supplement. See “Description of the Remarketed Senior Notes—Special event redemption.” If we exercise this option, the senior notes will be redeemed at the redemption price described later in this prospectus supplement. If the senior notes are redeemed, we will pay the redemption price in cash to the holders of ownership interests in the senior notes. A special event redemption will be a taxable event to the holders of the senior notes.

Because we are a holding company with no operations of our own, our obligations under the senior notes are effectively subordinated to the obligations of our subsidiaries.

We are a holding company with no operations of our own. Our ability to pay our obligations under the senior notes is dependent upon our ability to obtain cash dividends or other cash payments or loans from our subsidiaries, including our U.S. insurance subsidiaries and Unum Limited. Our insurance company subsidiaries are subject to regulatory limitations on the payment of dividends and on other transfers of funds to us, which could impair our ability to meet our debt obligations under the senior notes.

In addition, because we are a holding company, except to the extent that we have priority or equal claims against our subsidiaries as a creditor, our obligations under the senior notes will be effectively subordinated to the obligations of our subsidiaries.

See “Liquidity and Capital Resources” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, for a discussion of the existing regulatory limitations on dividends.

Uncertainties with respect to the proper application of the contingent payment debt regulations may affect the timing and character of income, gain or loss realized by holders of the debentures.

If the senior notes are (as we believe they should be) treated as contingent payment debt instruments, any gain on the disposition of a senior note prior to the date on which the interest rate on the senior note is reset generally should be treated as ordinary interest income. Assuming the senior notes are classified as contingent payment debt instruments, you will have to include interest in your taxable income in excess of our current cash flows, and gain recognized on your disposition of a senior note will generally be treated as ordinary interest income.

Because of the manner in which the interest rate on the senior notes is reset, we believe the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount for U.S. federal income tax purposes. Assuming the senior notes are so treated, original issue discount will accrue from the issue date of the senior notes and will be included in your gross income for U.S. federal income tax purposes on a constant yield-to-maturity basis, regardless of your usual method of tax accounting, and adjustments will be made to reflect actual payments on the senior notes. For all accrual periods ending on or prior to February 15, 2006, and possibly thereafter, the original issue discount that accrues on the senior notes will exceed the stated interest payments on the senior notes. In addition, any gain on the disposition of a senior note before the stock purchase date will generally be treated as ordinary interest income, and the ability to offset this interest income with a loss, if any, on a purchase contract may be limited.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income for U.S. federal income tax purposes the daily portions of original issue discount through the date of disposition as ordinary income, and to add this amount to your adjusted tax basis in the senior notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss. Some or all of this loss may be capital loss. The deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations.

If you hold the senior notes in book-entry form, you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

Unless and until definitive senior notes are issued in exchange for book-entry interests in the senior notes, owners of the book-entry interests will not be considered owners or holders of senior notes. Instead, the common depository, or its nominee, will be the sole holder of the senior notes.

Payments of principal and interest and any other amounts owing on or in respect of the senior notes in global form will be made to JPMorgan Chase Bank, N.A., as paying agent, which will make payments to The Depository Trust Company (DTC). Thereafter, these payments will be credited to DTC participants’ accounts (including Euroclear and Clearsteam, Luxembourg) that hold book-entry interests in the senior notes in global form and credited by such participants to indirect participants. After payment to DTC or the common depository, none of us, any of our affiliates, the trustee or any payment agent will have any responsibility or liability for any aspect of the records relating to or payments of interest, principal or other amounts to DTC, Euroclear and/or Clearsteam, Luxembourg or to owners of book-entry interests.

Unlike holders of the senior notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of the senior notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear and/or Clearstream, Luxembourg or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

The lack of physical certificates could also:

•	result in payment delays on your senior notes because the trustee will be sending distributions on the senior notes to DTC and Euroclear and Clearstream, Luxembourg instead of directly to you;
•	make it difficult for you to pledge your senior notes if physical certificates are required by the party demanding the pledge; and
•	hinder your ability to resell your senior notes because some investors may be unwilling to buy securities that are not in physical form.

Risks related to our business

The extensive supervision and regulation of our products may affect our ability to offer our products

Our U.S. insurance subsidiaries are subject to extensive supervision and regulation. The regulations may affect the cost or demand for our products and may hinder us from taking desired actions to increase our profitability. Our insurance company subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations, or accreditations, or may be able to do so only at great cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance companies and insurance holding companies. Failure to comply with or to obtain appropriate exemptions under any applicable laws could result in restrictions on our ability to do business in one or more of the jurisdictions in which we operate and could result in fines and other sanctions, which could have a material adverse effect on our business.

Congress, as well as foreign, state, and local governments, could enact legislation related to changes in tax laws that could increase our tax costs or affect the desirability of our products by consumers.

The Employee Retirement Income Security Act (ERISA) was passed by Congress in 1974. One of the purposes of ERISA was to reserve for federal authority the sole power to regulate the field of employee benefits. ERISA eliminated the threat of conflicting or inconsistent state and local regulation of employee benefit plans. In doing so, ERISA pre-empted all state laws except those that specifically regulated the business of insurance. ERISA also provides an exclusive remedial scheme for any action brought by ERISA plan participants and beneficiaries. ERISA has allowed plan administrators and plan fiduciaries to efficiently manage employee benefit plans in the U.S. Most group long-term and short-term income protection plans administered by the Company are governed by ERISA. Changes to ERISA enacted by Congress or via judicial interpretations could adversely affect the risk of managing employee benefit plans, increase the premiums associated with such plans, and ultimately affect their affordability.

Unum Limited is subject to regulation by the Financial Services Authority (FSA) in the U.K. These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict Unum Limited from doing businesses in the event that it fails to comply with such laws and regulations.

Many regulatory and governmental bodies have the authority to review our products and business practices and those of our agents and employees. These regulatory or governmental bodies may bring regulatory or other legal actions against us, if, in their view, our practices are improper. These actions can result in substantial fines or restrictions on our business activities and could have a material adverse effect on our business or results of operations.

During 2002 and 2003, we experienced increased market conduct examinations focused specifically on our disability claims handling policies and practices. These examinations by state insurance departments have generally involved a review of complaints from policyholders or insureds on a range of subjects and a review of disability claim files and associated materials from group long-term and individual income protection product lines. Because of the number of market conduct examinations initiated during 2002 and 2003, a coordinated multistate market conduct examination of our disability claims handling practices was organized during 2003 by Maine, Massachusetts, and Tennessee, the states of domicile for several of our insurance subsidiaries. In November 2004, certain of our insurance subsidiaries entered into settlement agreements with state insurance regulators upon conclusion of a multistate market conduct examination led by Maine, Massachusetts, and Tennessee relating to disability claims handling practices. A total of 48 states and the District of Columbia were parties to the settlement agreements, and in addition, the U.S. Department of Labor, which had been conducting an inquiry relating to certain ERISA plans, was a party to the settlement agreements, and the Office of the New York Attorney General (NYAG), which had engaged in its own investigation of the Company’s claims handling practices, notified the Company that it was in support of the settlement and was, therefore, closing its investigation on this issue. In October 2005, certain our insurance subsidiaries entered into a settlement agreement with the California Department of Insurance (DOI), concluding a market conduct examination and investigation of the subsidiaries’ disability claims handling practices. The California DOI had chosen not to join the 2004 multistate settlement agreements.

The 2004 multistate regulatory settlement agreements and the 2005 California DOI settlement agreement resulted in changes in our claim handling practices and a process for reassessing certain claims to determine whether the earlier claim decision was properly decided. Failure to meet the requirements of these settlement agreements could result in a substantial fine. These and other regulatory examinations or investigations could result in, among other things, changes in business practices, including changes in broker compensation and related disclosure practices, changes in the use and oversight of finite reinsurance, changes in governance and other oversight procedures, fines, and other administrative action. Such results, singly or in combination, could injure our reputation, cause negative publicity, adversely affect our debt and financial strength ratings, place us at a competitive disadvantage in marketing or administering our products, or impair our ability to sell or retain insurance policies, thereby adversely affecting our business, and potentially materially adversely affecting the results of operations in a period, depending on our results of operations for the particular period. A determination by regulatory authorities that we or our insurance subsidiaries have engaged in improper conduct could also adversely affect our defense of various lawsuits.

We may be required to adjust our reserves to fund future liabilities, which would adversely affect earnings.

Reserves, whether calculated under GAAP or statutory accounting principles, do not represent an exact calculation of future benefit liabilities but are instead estimates made by us using actuarial and statistical procedures. There can be no assurance that any such reserves will be sufficient to fund our future liabilities in all circumstances. Future loss development could require us to increase our reserves, which would adversely affect earnings in current and future periods. Adjustments to reserve amounts may be required in the event of changes from the assumptions regarding future morbidity (the incidence of claims and the rate of recovery, including the effects thereon of inflation and other societal and economic factors), persistency, mortality, and interest rates used in calculating the reserve amounts.

Our financial strength ratings could be downgraded by the ratings agencies which could adversely affect our relationships with the distributors of our products and services and our ability to raise capital.

We compete based in part on the financial strength ratings provided by rating agencies. The downgrade of the financial strength ratings could adversely affect us by, among other things, adversely affecting relationships with distributors of our products and services, negatively impacting persistency, and generally adversely affecting our ability to compete. Changes in our debt ratings could have an affect on our ability to raise capital and our cost of capital.

We are the subject of a number of lawsuits that may result in a negative outcome toward us and could materially adversely affect our results of operations.

Beginning in October 2002, we became the subject of a number of media stories that criticized our disability claims handling policies and practices. As a result of this negative media attention, we have experienced an increase in regulatory scrutiny, and our directors and officers or our subsidiaries’ directors and officers have been sued in over 20 purported class action and stockholder derivative lawsuits. Although it is possible that this adverse publicity may result in lower sales and persistency for us as well as lower retention of our sales force, we have not experienced materially changed persistency or sales force turnover as a result of the negative attention. These lawsuits are in a very preliminary stage, the outcome is uncertain, and we are unable to estimate a range of reasonably possible losses. Reserves have not been established for these matters. An adverse outcome in one or more of these actions could, depending on the nature, scope, and amount of the ruling, materially adversely affect our results of operations, encourage other litigation, and limit our ability to write new business, particularly if the adverse outcomes negatively impact certain of our ratings.

In addition to the claim related litigation described above, we and our insurance subsidiaries, as part of our normal operations in managing disability claims, are engaged in claim litigation where disputes arise as a result of a denial or termination of benefits. Typically those lawsuits are filed on behalf of a single claimant or policyholder, and in some of these individual actions punitive damages are sought, such as claims alleging bad faith in the handling of insurance claims. For our general claim litigation, we and our insurance company subsidiaries maintain reserves based on experience to satisfy judgments and settlements in the normal course. We expect that the ultimate liability, if any, with respect to general claim litigation, after consideration of the reserves maintained, will not be material to our consolidated financial condition. Nevertheless, given the inherent unpredictability of litigation, it is possible that an adverse outcome in certain claim litigation involving punitive damages could, from time to time, have a material adverse effect our results of operations in a period, depending on our results of operations for the particular period. We are unable to estimate a range of reasonably possible punitive losses.

In certain circumstances deferred policy acquisition costs and the value of business acquired may not be recovered and goodwill may be impaired

We defer certain costs incurred in acquiring new business and expense these costs over the life of the related policies. These costs include certain commissions, other agency compensation, selection and policy issue expenses, and field expenses. Value of business acquired (VOBA) represents the present value of future profits recorded in connection with the acquisition of a block of insurance policies. Deferred policy acquisition costs and VOBA are amortized based primarily upon expected future premium income of the related insurance policies. Recoverability testing for deferred policy acquisition costs and VOBA is performed when, in the judgment of management, adverse deviations from original assumptions have occurred and may be likely to continue such that recoverability of deferred policy acquisition costs and/or VOBA on a line of business is questionable. Insurance contracts are grouped on a basis consistent with our manner of acquiring, servicing, and measuring profitability of the contracts. If recoverability testing indicates that either deferred policy acquisition costs and/or VOBA are not recoverable, the deficiency is charged to expense.

Goodwill is not amortized, but we review on an annual basis the carrying amount of goodwill for indications of impairment, with consideration given to financial performance and other relevant factors. In accordance with accounting guidance, we test for impairment at either the operating segment level or one level below. In addition, certain events including, but not limited to, a significant adverse change in legal factors or the business environment, an adverse action by a regulator or rating agency, or unanticipated competition would cause us to review goodwill for impairment more frequently than annually.

Our profitability may be affected by rate competition, frequency and severity of claims, lapse rates, government regulation, interest rates and other general business considerations

All of our businesses are highly regulated and competitive. Our profitability is affected by a number of factors, including rate competition, frequency and severity of claims, lapse rates, government regulation, interest rates, and general business considerations. Many insurance companies actively compete in our lines of business, some of which are larger and have greater financial resources than us. There is no assurance that we will be able to compete effectively against such companies in the future.

A failure to maintain adequate levels of surplus capital may result in increased regulatory scrutiny or a downgrade by the private rating agencies.

The capacity for an insurance company’s growth in premiums is in part a function of its statutory surplus. Maintaining appropriate levels of statutory surplus, as measured by state insurance regulations, is considered important by state insurance regulatory authorities and the private agencies that rate insurers’ claims-paying abilities and financial strength. Failure to maintain certain levels of statutory surplus could result in increased regulatory scrutiny, action by state regulatory authorities, or a downgrade by the private rating agencies.

The individual RBC ratios for our insurance subsidiaries at December 31, 2005, were above the range that would require state regulatory action. If the NAIC adopts revisions to the RBC formula, our insurance subsidiaries may require additional capital. The additional capital required may not be available on favorable terms, if at all. Need for additional capital could limit a subsidiary’s ability to distribute funds to us and adversely affect our ability to pay dividends on our common stock and meet our debt and other payment obligations.

Income protection insurance demands may by affected by social and economic factors.

Income protection insurance may be affected by a number of social, economic, governmental, competitive, and other factors. Changes in societal attitudes, work ethics, motivation, stability, and mores can significantly affect the demand for and underwriting results from income protection products. The climate and the nature of competition in income protection insurance have also been markedly affected by the growth of social security, worker’s compensation, and other governmental programs in the workplace.

Both economic and societal factors can affect claim incidence for income protection insurance. The relationship between these factors and overall incidence is very complex and will vary due to contract design features and the degree of expertise within the insuring organization to price, underwrite, and adjudicate the claims. Within the group income protection market, pricing and renewal actions can be taken to react to higher claim rates. However, these actions take time to implement, and there is a risk that the market will not sustain increased prices. In addition, changes in economic and external conditions may not manifest themselves in claims experience for several quarters.

The pricing actions available in the individual income protection market differ between product classes. The nature of that portion of our outstanding insurance business that consists of individual noncancelable income protection policies, whereby the policy is guaranteed to be renewable through the life of the policy at a fixed premium, does not permit us to adjust our premiums on in-force business due to changes resulting from such factors. Guaranteed renewable contracts can be re-priced to reflect external factors, but rate changes cannot be implemented as quickly as in the group income protection market.

Income protection insurance products are important products for us. To the extent that income protection products are adversely affected in the future as to sales or claims, our business or results of operations could be materially adversely affected.

Long-term care insurance is a relatively new product and we may have difficulty analyzing trends and assumptions relating to those products.

Long-term care insurance can be affected by a number of demographic, medical, economic, governmental, competitive, and other factors. Because long-term care insurance is a relatively new insurance product, the degree of expertise within the insuring organization to properly price the products and use appropriate assumptions when establishing reserves potentially has greater risk than that of other product offerings for which greater experience exists regarding trends and appropriate assumptions. Mortality is a critical factor influencing the length of time a claimant receives long-term care benefits. Mortality continues to improve for the general population, and life expectancy trends have extended. Changes in actual mortality trends relative to assumptions may adversely affect our results.

Our group life insurance may be adversely affected by the characteristics of the employees insured or through unexpected catastrophic events such as natural disasters or terrorist attacks.

Group life insurance may be affected by many factors, including the characteristics of the employees insured, the amount of insurance employees may elect voluntarily, our risk selection process, our ability to retain employer groups with lower claim incidence rates, the geographical concentration of employees, and mortality rates. Claim incidence may also be influenced by unexpected catastrophic events such as terrorist attacks and natural disasters, which may also affect the availability of reinsurance coverage. Changes in any of these factors may adversely affect our results.

Our investment portfolio may be adversely affected by a variety of market forces.

We maintain an investment portfolio that consists primarily of fixed income securities. The quality and/or yield of the portfolio may be affected by a number of factors, including the general economic and business environment, changes in the credit quality of the issuer, changes in market conditions, changes in interest rates, changes in foreign exchange rates, or regulatory changes. These securities are issued by both domestic and foreign entities and are backed either by collateral or the credit of the underlying issuer. Factors such as an economic downturn or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant deterioration in the cash flows of the issuer, accounting irregularities or fraud committed by the issuer, or a change in the issuer’s marketplace may adversely affect our ability to collect principal and interest from the issuer.

The investments held by our insurance subsidiaries are highly regulated by specific legislation in each state that governs the type, amount, and credit quality of allowable investments. Legislative changes could force the Company to restructure the portfolio in an unfavorable interest rate or credit environment, with a resulting adverse effect on profitability and the level of statutory capital.

We use derivative instruments that are hedging in nature. Our profitability may be adversely affected if a counterparty to the derivative defaults in its payment. This default risk is mitigated by cross-collateralization agreements.

RELATIONSHIP OF THE EQUITY SECURITY UNITS TO THE REMARKETING

In May 2003, we issued and sold 23,000,000 equity security units in a public offering. Each equity security unit initially consisted of (a) a contract to purchase, for $25, a specified number of shares of our common stock on May 15, 2006, and (b) a 1/40, or 2.5%, interest in our senior notes due 2008, with a principal amount of $1,000.

Under the terms of the equity security units, we have engaged J.P. Morgan Securities Inc., as remarketing agent and reset agent, to remarket the senior notes on behalf of the holders (other than those holders who have elected not to participate in the remarketing) pursuant to a remarketing agreement between us and the remarketing agent. See “Plan of Distribution.”

We will not receive any of the proceeds from the remarketing. See “Plan of Distribution.” Pursuant to the remarketing agreement, the remarketing agents will retain a remarketing fee of not more than 25 basis points (0.25%) of the total proceeds of the remarketing. The remarketing agent will use a portion of the net proceeds of the remarketing of the senior notes comprising part of “normal units” (i.e., equity security units consisting, prior to the settlement of the remarketing, of 1/40 interest in the senior notes and a stock purchase contract) to purchase certain U.S. Treasury securities which will mature on May 15, 2006, the settlement date for the stock purchase contracts. These U.S. Treasury securities will be pledged to support the obligations of holders of normal units to purchase shares of our common stock under those contracts. The remarketing agent will remit any remaining portion of the proceeds from the remarketing for the benefit of holders of such senior notes participating in the remarketing. The remarketing agent will also remit to the holders of senior notes not comprising normal units the net proceeds applicable to the sale of such senior notes.

On May 15, 2006, when the stock purchase contracts are scheduled to be settled, we expect to receive the purchase price for the shares in the aggregate amount of $             from the proceeds paid upon maturity of the pledged U.S. Treasury securities. The remaining portion of the proceeds of the pledged U.S. Treasury securities, if any, will be distributed to holders of the normal units.

CAUTIONARY STATEMENTS CONCERNING

FORWARD-LOOKING STATEMENTS

We believe it is important to communicate our future expectations to the public. This prospectus supplement includes, and documents incorporated by reference herein, other public filings and oral and written statements by us and our management may include, statements that constitute “forward-looking statements” within the meaning of the U.S. securities laws. These statements are based on the beliefs and assumptions of our management and on information available to our management at the time such statements were made. Examples of disclosures that contain such information include, among others, sales estimates, income projections and reserves and related assumptions. Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments, and speak only as of the date made. These statements may be made directly in this document or may be made part of this document by reference to other documents filed with the SEC by us, which is known as “incorporation by reference.” You can find many of these statements by looking for words such as “may,” “will,” “could,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or similar expressions in this document or in documents incorporated by reference herein.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. Many of the factors that will determine these results are beyond our ability to control or predict. We caution investors not to rely unduly on any forward-looking statements.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties, many of which are beyond our control. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	General economic or business conditions, both domestic and foreign, may be less favorable than expected, which may affect premium levels, claims experience, the level of pension benefit costs and funding, and investment results, including credit deterioration of investments.

•	Competitive pressures in the insurance industry may increase significantly through industry consolidation or otherwise.

•	Events or consequences relating to terrorism and acts of war, both domestic and foreign, may adversely affect our business and results of operations in a period and may also affect the availability and cost of reinsurance.

•	Legislative, regulatory or tax changes, both domestic and foreign, may adversely affect the businesses in which we are engaged.

•	Actual experience in connection with implementation of the multistate market conduct regulating settlement agreements and the California DOI settlement agreement may deviate from our assumptions.

•	Rating agency actions, state insurance department market conduct examinations and other inquiries, other governmental investigations and actions, and negative media attention may adversely affect our business and results of operations in a period.

•	The level and results of litigation may vary from prior experience, rulings in the multi-district litigation or other purported class actions may not be favorable to us, and either may adversely affect our business and results of operations in a period.

•	Investment results, including, but not limited to, realized investment losses resulting from impairments, may differ from prior experience and may adversely affect our business and results of operations in a period.

•	Changes in the interest rate environment may adversely affect reserve and policy assumptions and ultimately profit margins and reserve levels.

•	Sales growth may be less than planned, which could affect revenue and profitability.

•	Effectiveness in supporting new product offerings and providing customer service may not meet expectations.

•	Actual experience in pricing, underwriting and reserving may deviate from our assumptions.

•	Actual persistency may be lower than projected persistency, resulting in lower than expected revenue and higher than expected amortization of deferred policy acquisition costs.

•	Incidence and recovery rates may be influenced by, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, new trends and developments in medical treatments, the effectiveness of risk management programs and implementation of the multistate regulatory settlement agreement and the California DOI settlement agreement.

•	Insurance reserve liabilities may fluctuate as a result of changes in numerous factors, and such fluctuations can have material positive or negative effects on net income.

•	Retained risks in our reinsurance operations are influenced primarily by the credit risk of the reinsurers and potential contract disputes. Any material changes in the reinsurers’ credit risk or willingness to pay according to the terms of the contract may adversely affect our business and results of operations in a period.

Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. For more discussion of the risks affecting us, please refer to “Risk Factors” elsewhere in this prospectus supplement.

You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under applicable securities laws, we undertake no obligation to release publicly any revisions to forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1993 (Securities Act) and Section 21E of the Securities Exchange Act of 1934 (Exchange Act).

USE OF PROCEEDS

We will not receive any of the proceeds from this remarketing. A portion of the remarketing fee is expected to be rebated to us upon the closing of this offering. See “Plan of Distribution.” Proceeds from the remarketing attributable to the senior notes that are part of the normal equity security units that participated in the remarketing will be used as follows:

•	to purchase a treasury portfolio that will then be pledged to us, on behalf of the holders of normal equity security units, as security against the purchase contract obligations of such holders (see “Relationship of the Equity Security Units to the Remarketing”);

•	to pay to the remarketing agent a remarketing fee of not more than 0.25% of the remarketing value attributable to the normal equity security units that participated in the remarketing; and

•	any remaining proceeds will be remitted to the holders of the normal equity security units participating in the remarketing, on a pro rata basis.

Proceeds from the remarketing attributable to the separate notes, if any, that participated in the remarketing will be used as follows:

•	to pay to the remarketing agent a remarketing fee of not more than 0.25% of the remarketing value attributable to the separate notes that participated in the remarketing; and

•	to pay the holders of separate notes that participated in the remarketing a portion of the proceeds attributable to the separate notes.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges including our consolidated subsidiaries is computed by dividing earnings by fixed charges. The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

	For the Nine Months Ended September 30, 2005	For the Years Ended December 31,
		2000	2001	2002	2003	2004

Ratio of earnings to fixed charges(1)	3.9	4.6	4.5	3.9	(2)	(2)

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income (loss) from continuing operations before income taxes and cumulative effect of accounting principle change plus fixed charges. Fixed charges consist of interest and debt expense, interest credited to policyholders, amortization of deferred debt costs, and the estimated interest portion of rent expense.

(2)	Earnings were inadequate to cover fixed charges. The coverage deficiency totaled $259.5 million and $435.2 million for the years ended December 31, 2004 and 2003, respectively.

DESCRIPTION OF THE REMARKETED SENIOR NOTES

The following description is a summary of the terms of the senior notes being offered in this remarketing. The description is qualified in its entirety by reference to the indenture dated as of March 9, 2001, as supplemented by a fourth supplemental indenture between us and JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, as trustee. A copy of the indenture and supplemental indenture is on file with the SEC and may be obtained by accessing the internet address provided or contacting us as described under “Where You Can Find More Information.” You should read the indenture, the supplemental indenture, the associated documents and the following description carefully to fully understand the terms of the senior notes. In addition, to the extent that the following description is not consistent with that contained in the accompanying prospectus under “Description of Debt Securities” you should rely on this description.

General

The senior notes were initially issued in the aggregate principal amount of $575 million as a component part of the equity security units, all of which are outstanding. The aggregate principal amount of senior notes to be remarketed pursuant to this prospectus supplement is up to $575 million.

The senior notes will mature on May 15, 2008. The senior notes may not be redeemed prior to their stated maturity except as described below. In addition to the senior notes, we may issue from time to time other series of debt securities under the indenture governing the senior notes. Such other series will be separate from and independent of the senior notes. The following description of the terms of the senior notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus, which we request that you read. References in this prospectus supplement to senior notes refer to our remarketed senior notes due May 15, 2008.

The senior notes are not subject to a sinking fund provision. The senior notes will mature and the entire principal amount will become due and payable, together with any accrued and unpaid interest, on May 15, 2008.

Remarketed senior notes will be represented by one or more global certificates, which we refer to as global securities, registered in the name of the depositary or its nominee. Payments on the senior notes issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the senior notes. Principal and interest with respect to certificated senior notes will be payable, the transfer of the senior notes will be registerable and the senior notes will be exchangeable for senior notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. JPMorgan Chase Bank, N.A. is the initial paying agent, transfer agent and registrar for the senior notes. We may at any time designate additional transfer agents and paying agents with respect to the senior notes, and may remove any transfer agent, paying agent or registrar for the senior notes. We will at all times be required to maintain a paying agent and transfer agent for the senior notes in the Borough of Manhattan, The City of New York.

Any monies deposited with the trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any note and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the note shall thereafter look, as a general unsecured creditor, only to us for the payment thereof.

The indenture governing the senior notes does not and the senior notes do not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions that protect the holders of the senior notes in the event we incur substantial additional indebtedness, whether or not in connection with a change of control.

Interest

Each senior note will bear interest at the reset rate of     % per year (to be determined on February 10, 2006), from and including                     , 2006, payable quarterly in arrears and, after the stock purchase date, semi-annually in arrears on November 15 and May 15 each year until they mature on May 15, 2008, each an “interest payment date,” to the person in whose name the senior note is registered, subject to certain exceptions, at the close of business on the business day next preceding that interest payment date.

The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly or semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90- or 180-day period. In the event that any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Our ability to pay interest on the senior notes is dependent on our ability to obtain cash dividends or obtain loans from our subsidiaries. See “Risk Factors—Risks related to the senior notes—Because we are a holding company with no operations of our own, our obligations under the senior notes are effectively subordinated to the obligations of our subsidiaries” in this prospectus supplement.

Ranking

The senior notes are our unsecured senior obligations and will rank equal in right of payment to all of our other existing and future unsecured senior indebtedness. In addition, the senior notes are structurally subordinated to any indebtedness of our subsidiaries. As of December 31, 2005, the aggregate amount of indebtedness of our subsidiaries (excluding intercompany liabilities) was approximately $400 million.

Special event redemption

If a special event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at the redemption price for each senior note referred to below. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a special event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes.

“Special event” means a tax event.

“Tax event” means the receipt by us of an opinion of nationally recognized tax counsel experienced in such matters (which may be Alston & Bird LLP) to the effect that there is more than an insubstantial risk that interest payable by us on the senior notes on the next interest payment date will not be deductible, in whole or in part, by us for U.S. federal income tax purposes as a result of:

•	any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the U.S. or any political subdivision or taxing authority thereof or therein affecting taxation,

•	any amendment to or change in an official interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or

•	any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after May 1, 2003.

Solely for purposes of determining the treasury portfolio purchase price in the case of a special event redemption date occurring after the stock purchase date, “treasury portfolio” shall mean a portfolio of zero-coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature on or prior to May 15, 2008 in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the special event redemption date and with respect to each scheduled interest payment date on the senior notes that occurs after the special event redemption date, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the special event redemption date.

“Redemption price” means for each senior note the product of the principal amount of the senior note and a fraction the numerator of which is the treasury portfolio purchase price and the denominator of which is the aggregate principal amount of the senior notes. Depending on the amount of the treasury portfolio purchase price, the redemption price could be less than or greater than the principal amount of the senior notes.

“Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the special event redemption date for the purchase of the treasury portfolio for settlement on the special event redemption date.

“Quotation agent” means J.P. Morgan Securities Inc. or any of its successors or any other primary U.S. government securities dealer in New York City selected by us.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address.

Unless we default in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing.

Denominations, transfer and exchange

The senior notes will be remarketed in the form of a global security registered in the name of Cede & Co., as nominee of DTC. The senior notes will be issued in denominations of $1,000 and integral multiples of $1,000.

No defeasance

The defeasance provisions of the indenture described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” of the accompanying prospectus do not apply to the senior notes.

Global securities; book-entry system

Remarketed senior notes will be issued to you as a book-entry interest in one or more fully registered global securities held in the name of Cede & Co, as nominee of The Depository Trust Company, or “DTC.” DTC will act as the securities depositary for the senior notes, and we refer to DTC, together with its successors in this capacity, as the “depositary.” We will issue one or more fully-registered global security certificates, which will represent the total aggregate number of senior notes, and will deposit them with the depositary.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the senior notes so long as the senior notes are represented by global security certificates.

The depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

Although the depositary has agreed to the foregoing procedure in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

If the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or an event of default under the senior notes or the indenture has occurred and is continuing, certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. In addition, we may at any time, in conjunction with the depositary, determine not to have any of the senior notes represented by one or more registered global securities and, in such event, will issue certificates in a definitive form in exchange for all of the registered global certificates representing the senior notes. Any global senior security that is exchangeable pursuant to the preceding sentence shall be exchangeable for senior note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

So long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or other nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all senior notes represented by these certificates for all purposes under the senior notes. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the senior notes represented by these certificates registered in their names, will not receive or be entitled to receive physical delivery of senior note certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any senior notes represented by these certificates for any purpose under the senior notes.

All payments on the senior notes represented by the global security certificates will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we or any of our agents, nor the remarketing agent or any of its agents, will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

U.S. INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the senior notes acquired by you in the remarketing and held as capital assets. Except where otherwise indicated, this discussion only applies to U.S. holders (defined below) who purchase senior notes in the remarketing and hold the senior notes as capital assets (generally, assets held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as U.S. holders who are subject to special tax treatment (for example, (1) financial institutions, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies, tax-exempt organizations or traders in securities who elect to mark to market, (2) persons holding senior notes as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) persons whose functional currency is not the U.S. dollar). In addition, this discussion does not address alternative minimum taxes or any state, local or foreign tax laws. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service (IRS) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, “U.S. holder” means (1) a person who is a citizen or resident of the U.S., (2) a domestic corporation, (3) an estate whose income is subject to U.S. federal income tax regardless of its source, or (4) a trust if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust. If a partnership or other entity classified as a partnership for U.S. tax purposes holds the senior notes, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the status of the partner. Partnerships acquiring senior notes, and partners in such partnerships, should consult their own tax advisors. Prospective investors that are not U.S. holders should refer to “Non-U.S. Holders” below and are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of an investment in senior notes, including the potential application of U.S. withholding taxes.

Senior notes held by U.S. holders

Classification of the senior notes.    Alston & Bird LLP, our counsel, will deliver an opinion in connection with the remarketing that, based on certain representations, facts, and assumptions contained in its opinion, the senior notes would be classified as indebtedness for U.S. federal income tax purposes. Generally, characterization of an obligation as indebtedness for U.S. federal income tax purposes is made at the time of the issuance of the obligation. Consistent with the opinion received from our counsel at the time of the issuance of the senior notes, we have treated and will continue to treat the senior notes as indebtedness for U.S. federal income tax purposes. An opinion of counsel is not binding on the IRS or any court, however, and it is possible that the IRS will successfully assert that the senior notes were not properly treated as indebtedness prior to the remarketing, in which case your tax consequences from the ownership and disposition of the senior notes may differ from those described below. By acquiring senior notes in the remarketing, you will be deemed to have agreed to treat the senior notes as indebtedness for U.S. federal income tax purposes.

Because of the manner in which the interest rate on the senior notes is reset, we have treated and will continue to treat the senior notes as indebtedness subject to the contingent payment debt regulations. The proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, however, and it is possible that the IRS will assert that the senior notes should be treated in a different manner than as described below. A different treatment of the senior notes could affect the amount, timing and character of income, gain or loss with respect to an investment in the senior notes. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of owning the senior notes.

Original issue discount.    Because of the manner in which the interest rate on the senior notes will be reset, we believe that the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the applicable treasury regulations. We intend to treat the senior notes in that manner, and the remainder of this discussion assumes that the senior notes will be so treated for U.S. federal income tax purposes.

A U.S. holder has been required to accrue original issue discount on a constant yield to maturity basis based on the “comparable yield” of the senior notes. The comparable yield of the senior notes generally is the rate at which we would have issued a fixed rate noncontingent debt instrument with terms and conditions similar to the senior notes. We are required to provide the comparable yield and a projected payment schedule, based on the comparable yield, to holders of the senior notes. At the time of issuance of the senior notes, we determined that the comparable yield was 6.75% per annum, compounded semi-annually, and the projected payments was $0.43 on August 15, 2003, $0.37 for each subsequent quarter ending on or prior to the remarketing settlement date, $0.49 for the period ending February 15, 2006 and $0.98 for each semi-annual payment period ending after May 15, 2006. We also determined that the projected payment for the senior notes, per $1,000 of principal amount, at the maturity date was $1,039.14, or $25.98 for each 2.5% ownership interest in a senior note (which includes the stated principal amount of the senior notes as well as the final projected interest payment). Based on the comparable yield of 6.75%, you will be required (regardless of your accounting method) to accrue interest as the sum of the daily portions of interest on the debenture for each day in the taxable year on which you hold the debenture, adjusted as set forth below.

The amount of original issue discount on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note (adjusted for the length of the accrual period) by the senior note’s adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price between the senior notes and the purchase contracts at the time the equity security units were issued, the adjusted issue price of each senior note, per $1,000 of principal amount, at the beginning of the first accrual period has $1,000, or $25.00 for each 2.5% ownership interest in a senior note, and the adjusted issue price of each senior note at the beginning of each subsequent accrual period has and will be equal to $1,000, or $25.00 for each 2.5% ownership interest in a senior note increased by any original issue discount previously accrued by such U.S. holders on such senior note (or ownership interest therein) and decreased by the amount of projected payments on such senior note (or ownership interest therein) through such date. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that such U.S. holders hold the senior note (or ownership interest therein).

If, after the date on which the interest rate on the senior notes is reset, the remaining amounts of principal and interest payable differ from the payments set forth on the projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by a U.S. holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

A U.S. holder is generally bound by the comparable yield and projected payment schedule provided by us. If a U.S. holder decides to use its own comparable yield and projected payment schedule, it must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the U.S. holder’s timely filed U.S. federal income tax return for the taxable year that includes the date of its acquisition of the ownership interests in the senior notes. The comparable yield and projected payment schedule are supplied by us solely for computing income under the noncontingent bond method for U.S. federal income tax purposes and do not constitute projections or representations as to the amounts that such U.S. holder will actually receive as a result of owning ownership interests in the senior notes.

Because income with respect to the senior notes will constitute interest for U.S. federal income tax purposes, corporate holders of senior notes will not be entitled to the dividends-received deduction with respect of such income.

Tax basis in senior notes.    A U.S. holder’s tax basis in the ownership interest in the senior notes will equal the portion of the purchase price for the equity security units allocated to the ownership interests in the senior notes as described above (see “—Original Issue Discount”), increased by the amount of original issue discount included in income with respect to the ownership interests in the senior notes and decreased by the amount of projected payments with respect to the ownership interest in the senior notes through the computation date.

Sales, exchanges, remarketing or other taxable dispositions of senior notes.    A U.S. holder will recognize gain or loss on a disposition of ownership interest in the senior notes (including a special event redemption or upon the remarketing of the senior notes) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the ownership interest in the senior notes and such U.S. holder’s adjusted tax basis in such ownership interest in the senior notes. Selling expenses incurred by such U.S. holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a disposition of the ownership interests in the senior notes. In general, gain recognized on the disposition of the ownership interest in the senior notes on or after the interest rate reset date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the ownership interest in the senior notes over the total remaining payments set forth on the projected payment schedule for the ownership interest in the senior notes. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. holders

The following discussion only applies to non-U.S. holders. A “non-U.S. holder” is a holder that is not a U.S. person for U.S. federal income tax purposes. Non-U.S. holders that may be subject to special rules, such as “controlled foreign corporations,” “passive foreign investment companies” or “foreign personal holding companies” should consult their own tax advisors to determine the U.S. federal, state and local foreign tax consequences that may be relevant to them in their particular circumstances. This discussion assumes, as noted above, that for U.S. federal income tax purposes, the senior notes will be classified as indebtedness.

U.S. federal withholding tax.    The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the ownership interest in the senior notes provided that the non-U.S. holder:

•	does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the treasury regulations;

•	is not a controlled foreign corporation that is related to us through stock ownership;

•	is not a bank whose receipt of interest on the ownership interest in the senior notes is described in section 881(c)(3)(A) of the Code; and

•	(a) provides its name and address on IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a U.S. person, or (b) if senior notes are held through certain foreign intermediaries or foreign partnerships, satisfies the certification requirements of applicable U.S. treasury regulations.

The 30% U.S. federal withholding tax will not apply to any gain realized on the sale, exchange, or other disposition of ownership interests in senior notes acquired in the remarketing. However, interest income including original issue discount and any gain treated as ordinary income realized on the sale, exchange or other disposition of a senior note will be subject to withholding in certain circumstances unless the conditions described above are met.

U.S. federal income tax.    If a non-U.S. holder is engaged in a trade or business in the U.S. and interest (including original issue discount) on the ownership interest in the senior notes are effectively connected with the conduct of that trade or business, such holder will be subject to U.S. federal income tax on the interest, dividends or contract adjustment payments on a net income basis (although exempt from the 30% withholding tax), in the same manner as if the holder were a U.S. person as defined under the Code.

The non-U.S. holder must satisfy certain certification and disclosure requirements in order to establish its exemption from withholding on its effectively connected income. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by the holder of a trade or business in the U.S. For the purpose, interest on the senior notes will be included in earnings and profits.

Any gain realized on the senior note (to the extent not treated as interest income under the contingent payment debt rules) generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the U.S.; or

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Backup withholding tax and information reporting

U.S. holders.    Unless a U.S. holder is an exempt recipient, such as a corporation, payments under senior notes may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability.

Non-U.S. holders.    In general, the amount of the interest paid to a non-U.S. holder and the tax withheld with respect to such interest must be reported annually to the IRS and the holder. In general, no backup withholding will be required regarding payments to a non-U.S. holder on senior notes provided that we do not have actual knowledge or reason to know that the holder is a U.S. person and the holder has satisfied the certification requirements described above under “—Non-U.S. holders—U.S. federal withholding tax.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of senior notes made within the U.S. or conducted through certain U.S. financial intermediaries if:

•	the payor receives the required certification with respect to the non-U.S. holder and does not have actual knowledge or reason to know that the holder is a U.S. person; or

•	the holder otherwise establishes an exemption.

Backup withholding may apply if the non-U.S. holder fails to comply with applicable U.S. information reporting or certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Under the terms and conditions contained in the remarketing agreement between us and J.P. Morgan Securities Inc., as remarketing agent, the remarketing agent has agreed to use its commercially reasonable best efforts to sell the remarketed senior notes at an aggregate price equal to at least 100.25% of the “remarketing value.”

The “remarketing value” with respect to the senior notes being offered in this remarketing is equal to the sum of:

•	the value at February 10, 2006 of U.S. Treasury securities that will pay, on or prior to the May 15, 2006, an amount of cash equal to the interest payment scheduled to be payable on that date on the senior notes, assuming for that purpose, even if not true, that the interest rate on the senior notes is the current rate of 6.00% per annum, prior to any interest rate reset; and

•	the value at February 10, 2006, of U.S. Treasury securities that will pay, on or prior to May 15, 2006, an amount of cash equal to the stated amount of $1,000 for each remarketed senior note.

For this purpose, the value on February 10, 2006, of the U.S. Treasury securities is based on the assumption that:

•	the U.S. Treasury securities are highly liquid treasury securities maturing on or within 35 days before May 15, 2006 (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the U.S. Treasury securities); and

•	those U.S. Treasury securities are valued based on the ask-side price of such U.S. Treasury securities at a time between 9:00 a.m. and 11:00 a.m. New York City time, selected by the remarketing agent, on February 10, 2006 (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

Upon a successful remarketing, $            , representing the net proceeds of the remarketing of the senior notes comprising a part of normal units (i.e., units consisting, prior to the settlement of the remarketing, of an interest in a senior note and a stock purchase contract), will be used to purchase the amount and type of U.S. Treasury securities described above, which will be pledged to secure the obligations of holders of normal units to purchase shares of our common stock under the stock purchase contracts.

On February 10, 2006, J.P. Morgan Securities Inc., acting as the reset agent pursuant to the terms of the remarketing, will reset the interest rate on the senior notes to a rate of             % per year, the rate sufficient to cause the current aggregate market value of the senior notes to be equal to 100.25% of the remarketing value described above.

Pursuant to the remarketing agreement, the remarketing agent will deduct as a remarketing fee an amount not exceeding, in the aggregate, 25 basis points (0.25%) of the total proceeds from the remarketing from any amount of the proceeds in excess of the purchase price for the U.S. Treasury portfolio. A portion of the remarketing fee is expected to be rebated to us by the remarketing agent upon the closing of this offering.

Our expenses associated with this remarketing are $            . Neither we nor the holders of senior notes participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

The senior notes have no established trading market and will not be listed on any national securities exchange. The remarketing agent has advised us that it intends to make a market in the senior notes but it has no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for any senior notes.

To facilitate the remarketing of the senior notes, and in compliance with applicable law, the remarketing agent may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the senior notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the remarketing agent against or to contribute to payments that the remarketing agent may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

In this remarketing, we may submit an order to purchase a portion of the senior notes not to exceed approximately $400 million in aggregate principal amount. If our order is accepted, we will retire all of the senior notes we purchase.

The remarketing agent and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and for certain of our affiliates, for which they received or will receive customary fees and expense reimbursements. JPMorgan Chase Bank, N.A., an affiliate of the remarketing agent, is the trustee under the indenture governing the senior notes and under other indentures governing other indebtedness of ours and our subsidiaries.

VALIDITY OF THE SECURITIES

The validity of the senior notes will be passed upon for us by Alston & Bird LLP in connection with the remarketing, and for the remarketing agent by Sullivan & Cromwell LLP. Certain federal income taxation matters will be passed upon for us by Alston & Bird LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedules and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

With respect to our unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2005 and March 31, 2004; the three- and six-month periods ended June 30, 2005 and 2004; and the three- and nine-month periods ended September 30, 2005 and 2004, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 3, 2005, August 2, 2005 and November 2, 2005, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, June 30, 2005 and September 30, 2005, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. The address of the SEC’s web site is provided for the information of prospective investors and not as an active link. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

We “incorporate by reference” into this prospectus supplement the information in documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus supplement or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. Information contained in this prospectus supplement supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed or terminated:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

•	our Current Reports on Form 8-K dated January 4, 2005, February 18, 2005, February 28, 2005, March 1, 2005, May 12, 2005, July 6, 2005, July 13, 2005, August 11, 2005, October 3, 2005, November 7, 2005, November 17, 2005, December 16, 2005 and February 2, 2006.

We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those to which we specifically refer. You may obtain this information at no cost by writing or telephoning us at the following address:

Investor Relations

UnumProvident Corporation

1 Fountain Square

Chattanooga, Tennessee 37402

(423) 294-8996

You should rely only upon the information provided in this prospectus supplement or incorporated in this prospectus supplement by reference. We are not making an offer of senior notes in any state where the offer is not permitted and we have not authorized anyone to provide you with information different from this prospectus supplement. You should not assume that the information in this prospectus supplement, including any information incorporated by reference, is accurate as of any date other than that on the front cover of this prospectus supplement.

Prospectus

$1,725,037,375

UNUMPROVIDENT CORPORATION

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

PREFERRED STOCK

DEPOSITARY SHARES

COMMON STOCK

WARRANTS

STOCK PURCHASE CONTRACTS

AND

UNITS

UNUMPROVIDENT FINANCING TRUST II UNUMPROVIDENT FINANCING TRUST III

PREFERRED SECURITIES

AS FULLY AND UNCONDITIONALLY GUARANTEED

BY UNUMPROVIDENT CORPORATION

We will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of the securities offered to the public will be limited to $1,725,037,375.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 9, 2003.

Notice to North Carolina residents: the Commissioner of Insurance for the State of North Carolina has not approved or disapproved these securities, nor has the Commissioner ruled upon the accuracy or adequacy of this document.

The laws of the various states prohibit any person or entity from directly or indirectly acquiring 10% or more (5% or more in Alabama and Florida) of the voting control of any domestic insurance holding company without approval of the states’ Commissioner of Insurance.

-i-

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf registration or continuous offering process, we may from time to time offer any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,725,037,375.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 1.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC public reference room mentioned under the heading “Where You Can Find More Information” on page 1.

When acquiring any securities discussed in this prospectus, you should rely only on the information we have provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date of the particular document.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references mean UnumProvident Corporation and its subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$”).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. The address of the SEC’s web site is provided for the information of prospective investors and not as an active link. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superceded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2002; and

•	The description of our common stock set forth in our registration statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating any such description.

We also incorporate by reference any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the effectiveness of this registration statement. You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Investor Relations

UnumProvident Corporation

1 Fountain Square

Chattanooga, Tennessee 37402

(423) 755-8996

We have not included or incorporated by reference in this prospectus any separate financial statements of UnumProvident Financing Trust II or UnumProvident Financing Trust III, which we will refer to as the trusts. We do not believe that these financial statements would provide holders of preferred securities with any important information for the following reasons:

•	we will own all of the voting securities of the trusts;

•	the trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our junior subordinated debt securities; and

•	we are fully and unconditionally guaranteeing the obligations of the trusts as described in this prospectus.

We do not expect that the trusts will be required to file any information with the SEC for as long as we continue to file our information with the SEC.

FORWARD-LOOKING STATEMENTS

This prospectus and accompanying prospectus supplements contain or incorporate statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements can be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be significantly different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to certain risks and uncertainties, including but not limited to, certain risks described in the prospectus supplement or supplements accompanying this prospectus or other documents incorporated by reference. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements.

UNUMPROVIDENT CORPORATION

We are the surviving corporation in the merger on June 30, 1999 of Provident Companies Inc., the leading individual disability insurance provider in North America, with Unum Corporation, the leading group disability insurance provider. We are the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America and in the United Kingdom, Japan, and, to a limited extent, in certain other countries around the world. Our principal operating subsidiaries are Unum Life Insurance Company of America (Unum America), Provident Life and Accident Insurance Company (Accident), The Paul Revere Life Insurance Company (Paul Revere Life), and Colonial Life & Accident Insurance Company (Colonial). We, through our subsidiaries, are the largest provider of group and individual disability insurance in North America and the United Kingdom. We also provide a complementary portfolio of other insurance products, including long-term care insurance, life insurance, employer- and employee-paid group benefits, and related services.

UNUMPROVIDENT TRUSTS

Each of UnumProvident Financing Trust II and UnumProvident Financing Trust III is a Delaware statutory trust and was created by the certificate of trust that we filed with the Secretary of State of Delaware on August 14, 2000. A statutory trust is a separate legal entity that can be formed for the purpose of holding property. For tax purposes, UnumProvident Financing Trust II and UnumProvident Financing Trust III are both grantor trusts. A grantor trust is a trust that does not pay federal income tax if it is formed solely to facilitate direct investment in the assets of the trust and the trustee cannot change the investment. We created each of UnumProvident Financing Trust II and UnumProvident Financing Trust III for the limited purpose of:

•	issuing preferred securities and common securities, which we collectively refer to as the trust securities and which represent undivided beneficial interests in the assets of the trust;

•	investing the gross proceeds that each trust receives from its issuance of its preferred securities and common securities in a liquidation amount equal to the principal amount of junior subordinated debt securities issued by us;

•	distributing the interest the trust receives from us on our junior subordinated debt securities that the trust owns to the holders of the trust securities; and

•	carrying out any other activities that are necessary for or incidental to issuing the preferred securities and common securities and investing in our junior subordinated debt securities.

The purchasers of the preferred securities that UnumProvident Financing Trust II and UnumProvident Financing Trust III may issue will own all of the trusts’ preferred securities. We will own all of the common securities. Each trust is subject to the terms of its declaration of trust that we have executed as the depositor of the trust and which has also been executed by trustees of the trust. At the time a trust issues any preferred securities, the applicable declaration of trust will be amended and restated to set the terms of the preferred securities, which we will refer to as the amended declaration. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust’s total capitalization. The preferred securities will represent the remaining approximate 97% of each trust’s total capitalization. The terms of the common securities will also be contained in the amended declaration and the common securities will rank equally, and payments will be made ratably, with the preferred securities. However, if there are certain continuing payment events of default under the subordinated indenture and any supplemental indenture which contains the terms of the junior subordinated debt securities, our rights as holder of the common securities to distributions, liquidation, redemption and other payments from the trust will be subordinated to the rights to those payments of the holders of the preferred securities. Each trust will use the proceeds of the sale of the preferred securities and the common securities to invest in junior subordinated debt securities that we will issue to the trust. The preferred securities will be guaranteed by us in the manner described later in this prospectus.

The junior subordinated debt securities and the interest we pay to UnumProvident Financing Trust II and UnumProvident Financing Trust III on the junior subordinated debt securities will be the trusts’ only assets and the interest we pay to the UnumProvident Financing Trust II and UnumProvident Financing Trust III on our junior subordinated debt securities will be the only revenue of the trusts. Unless stated otherwise in the applicable prospectus supplement, the amended declarations will not permit the trusts to acquire any assets other than the junior subordinated debt securities or to issue any securities other than the trust preferred securities and the common securities or to incur any other indebtedness.

Each trust has a term of approximately 45 years but may be dissolved earlier under the terms of its amended declaration. The trustees of each trust will conduct the business and affairs of the trust. As holder of the common securities, we are entitled to appoint, remove, replace or increase or reduce the number of trustees. The amended declarations will govern the duties of the trustees. Most of the trustees will be employees, officers or affiliates of ours and will be referred to as administrative trustees. One trustee of each trust, the property trustee, will be a financial institution that is not affiliated with us and that has a minimum of combined capital and surplus of at least $50 million. The property trustee will act as indenture trustee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. Unless the property trustee has a principal place of business in the State of Delaware, and meets other legal requirements, we will appoint another trustee for each trust who meets these requirements to serve as the Delaware trustee.

We or any subsequent holder of the common securities will pay all fees and expenses related to the trusts and the offering of the preferred securities and will pay all ongoing costs and expenses of the trusts.

The property trustee of each trust is JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), 450 West 33rd Street, 15th Floor, New York, New York 10001. The Delaware trustee is Chase Manhattan Bank USA, National Association and its address in the State of Delaware is 500 Stanton Christiana Road, OP4, 3rd Floor, Newark, Delaware 19713. The principal place of business of each trust is c/o UnumProvident Corporation, 1 Fountain Square, Chattanooga, Tennessee 37402. The telephone number for each trust at that address is (423) 755-1011.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement for any offering of securities, the net proceeds we receive from the sale of these securities will be used for general corporate purposes, which may include:

•	reducing or refinancing debt;

•	funding investments in, or extensions of credit to, our subsidiaries;

•	financing possible acquisitions;

•	working capital; and

•	redeeming outstanding securities.

Pending such use, we may temporarily invest net proceeds. We do not have any present plans, and are not engaged in any negotiations, for the use of any such proceeds, or the issuance of common stock, in any future acquisition. We will disclose any proposal to use the net proceeds from any offering of securities in connection with an acquisition in the prospectus supplement relating to such offering.

CONSOLIDATED RATIOS OF EARNINGS

TO FIXED CHARGES AND EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges including our consolidated subsidiaries is computed by dividing earnings by fixed charges. The ratio of earnings to fixed charges for the periods prior to December 31, 1999 have been restated to give retroactive effect to the merger of Unum Corporation and Provident Companies, Inc. on June 30, 1999. The following table sets forth our consolidated ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

	For the Year Ended December 31,
Earnings to Fixed Charges	1998		1999(2)		2000		2001		2002
					(Restated)
Excluding Preference Dividends(1)	7.7	x	(0.1	)x	5.2	x	5.1	x	4.4	x
Including Preference Dividends(3)	7.5		(0.1)		5.2		5.1		4.4

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest and debt expense, amortization of deferred debt costs, and the estimated interest portion of rent expense.

(2)	Earnings were inadequate to cover fixed charges. The coverage deficiency totaled $165.5 million.

(3)	For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest and debt expense, amortization of deferred debt costs, the estimated interest portion of rent expense and preferred stock dividends.

DESCRIPTION OF DEBT SECURITIES

General

Unless stated otherwise in the applicable prospectus supplement, the following summary outlines the material terms of the senior debt securities and the subordinated debt securities (including our junior subordinated debt securities), which we collectively refer to as the debt securities, that we may offer from time to time. The specific terms of any debt securities we may offer and the extent, if any, to which these general terms and provisions may or may not apply to the debt securities will be described in the prospectus supplement relating to the particular series of debt securities.

We will issue the senior debt securities under an indenture, which we have entered into with JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee. We will issue the subordinated debt securities under an indenture, which we will enter into with JPMorgan Chase Bank, as trustee. Except for the subordination provisions included in the subordinated indenture, the indentures are substantially identical. The indentures are subject to and governed by the Trust Indenture Act, and we may supplement the indentures from time to time after we execute them. The following description of the debt securities may not be complete and is subject to and qualified in its entirety by reference to the form of either the senior or the subordinated indenture relating to the particular series of debt securities, each of which is an exhibit to the registration statement that contains this prospectus. Capitalized terms used but not defined in this description will have the meanings given to them in the indentures. Wherever we refer to particular sections or defined terms of the indentures, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus.

Terms

The debt securities will be our direct, unsecured obligations. The indebtedness represented by the senior debt securities will rank equally with all our other unsecured and unsubordinated debt, but will be subordinated to all of our existing and future secured indebtedness, if any. The indebtedness represented by the subordinated debt securities will rank junior in right of payment, under the terms contained in the subordinated indenture, and will be subject to our prior payment in full of our senior debt all as described under “—Subordination.”

The amount of debt securities we offer will be limited to the amount described on the cover of this prospectus. We may issue the debt securities, in one or more series from time to time, as our board of directors may establish by resolution or as we may establish in one or more supplemental indentures. We may issue debt securities with terms different from those of debt securities we previously issued. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities, without the consent of the holders of the outstanding debt securities of that series. The debt securities may be denominated and payable in foreign currencies or units based on or related to foreign currencies. Special United States federal income tax considerations applicable to any debt securities denominated in foreign currencies will be described in the applicable prospectus supplement.

Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of the debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of the debt securities, and a successor trustee may be appointed to act with respect to that series. Upon prior written notice, a trustee may be removed by act of the holders of a majority in principal amount of the outstanding debt securities of the series with respect to which the trustee acts as trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture unrelated to the trust administered by any other trustee. Except as otherwise stated in this prospectus, any action described in this prospectus to be taken by each trustee may only be taken by the trustee with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

You should refer to the applicable prospectus supplement relating to a particular series of debt securities for the specific terms of the debt securities, including, but not limited to:

•	the title of the debt securities of the series and whether the debt securities are senior debt securities or subordinated debt securities and, in the case of subordinated debt securities, whether they are junior subordinated debt securities;

•	the total principal amount of the debt securities of the series and any limit on the total principal amount;

•	the price (expressed as a percentage of the principal amount of the debt securities) at which we will issue the debt securities of the series;

•	the terms, if any, by which holders may convert or exchange the debt securities of the series into or for common stock or other of our securities or property;

•	if the debt securities of the series are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

•	the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities of the series and the amount of principal we will be obligated to pay;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

•	the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities of the series, the dates on which we will be obligated to pay any such interest, the regular record dates if any, for the interest payments, or the method by which the dates shall be determined, the persons to whom we will be obligated to pay interest, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

•	the place or places where the principal of, and any premium, Make-Whole Amount (as defined in the indentures), interest or Additional Amounts (as defined in the indentures) on, the debt securities of the series will be payable, where the holders of the debt securities may surrender debt securities for conversion, transfer or exchange, and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

•	if other than the trustee, the identity of each security registrar and/or paying agent for debt securities of the series;

•	the period or periods during which, the price or prices (including any premium or Make-Whole Amount) at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities of the series, at our option, if we have such an option;

•	any obligation of ours to redeem, repay or purchase debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities, and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities of the series pursuant to that obligation;

•	the currency or currencies in which we will sell the debt securities and in which the debt securities of the series will be denominated and payable;

•	whether the amount of payment of principal of, and any premium, Make-Whole Amount, or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

•	whether the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities of the series are to be payable, at our election or at the election of the holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

•	any provisions granting special rights to the holders of the debt securities of the series at the occurrence of certain events;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants contained in the applicable indenture;

•	whether the debt securities of the series will be issued in certificated or book-entry form and the related terms and conditions;

•	whether the debt securities of the series will be in registered or bearer form and the terms and conditions relating to the applicable form, and if in registered form, the denomination in which we will issue the debt securities if other than $1,000 or a multiple of $1,000 and, if in bearer form, the denominations in which we will issue the debt securities if other than $5,000 or a multiple of $5,000;

•	the applicability, if any, of the defeasance or covenant defeasance provisions described below under “—Discharge, Defeasance and Covenant Defeasance”;

•	any applicable United States federal income tax consequences, including whether and under what circumstances we will pay any Additional Amounts as contemplated in the applicable indenture on the debt securities, to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay Additional Amounts, whether we will have the option, and on what terms to redeem the debt securities instead of paying the Additional Amounts;

•	whether we may extend the interest payment periods and, if so, the terms of any extension;

•	if the principal amount payable on any maturity date will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount;

•	any other covenant or warranty included for the benefit of the debt securities of the series;

•	any proposed listing of the debt securities of the series on any securities exchange; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

The debt securities of a series may provide for less than their entire principal amount to be payable if we accelerate the maturity of the debt securities as a result of the occurrence and continuation of an event of default. If this is the case, the debt securities would have what is referred to as “original issue discount.” Any special United States federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

We may issue debt securities of a series from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on the applicable dates of the applicable currency, commodity, equity index or other factors.

Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be described in the applicable prospectus supplement.

The indentures do not contain any provisions that afford holders of the debt securities protection in the event we engage in a transaction in which we incur or acquire a large amount of additional debt.

Denominations, interest, registration and transfer

Unless the applicable prospectus supplement states otherwise, debt securities we issue in registered form of any series will be issued in denominations of $1,000 and multiples of $1,000. Unless the applicable prospectus supplement states otherwise, debt securities we issue in bearer form will be issued in denominations of $5,000 and multiples of $5,000.

Unless the applicable prospectus supplement states otherwise, the principal of, and any premium, Make-Whole Amount, or interest on, any series of debt securities will be payable in the currency designated in the prospectus supplement at the corporate trust office of the trustee, initially located at JPMorgan Chase Bank, Institutional Trust Services, 15th Floor, 450 West 33rd Street, New York, New York 10001. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the series or by wire transfer of funds to that person at an account maintained within the United States. We may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, subject to any applicable law. After this time, the holder of the debt security will be able to look only to us for payment.

Any interest we do not punctually pay on any interest payment date with respect to a debt security will be defaulted interest and will cease to be payable to the holder on the original regular record date and may either:

•	be paid to the holder at the close of business on a special record date for the payment of defaulted interest to be fixed by the applicable trustee; or

•	may be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

If the defaulted interest is to be paid on a special record date, notice of the special record date will be mailed to each holder of such debt security not less than ten days before the special record date.

Subject to certain limitations imposed on debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and with the same total principal amount and authorized denomination upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for conversion, transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. There will be no service charge on any transfer or exchange of debt securities, but we may require payment by holders to cover any tax or other governmental charge payable in connection with the transfer or exchange.

If the applicable prospectus supplement refers to us designating a transfer agent (in addition to the applicable trustee) for any series of debt securities, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities.

Neither we nor any trustee will be required to do any of the following:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;

•	exchange any debt security in bearer form that is selected for redemption, except a debt security in bearer form may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form shall be simultaneously surrendered for redemption or exchange; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that is not to be repaid.

Global securities

The debt securities in registered form of a series may be issued in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement relating to the series and registered in the name of the depositary or its nominee. In this case, one or more registered global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the series to be represented by the registered global securities or securities. Unless and until it is wholly exchanged for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary’s nominee.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with, or are participants of, the depositary for the registered global security or persons that may hold interests through participants. When we issue a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the debt securities. Ownership of participants in a registered global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary and ownership of persons who hold debt securities through participants will be reflected on the records of participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants or indirect participants may beneficially own registered global securities held by the depositary only through participants or indirect participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair a person’s ability to own, transfer or pledge beneficial interests in a registered global security.

So long as the depositary, or its nominee, is the registered owner of the global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders thereof under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants and, if applicable, indirect participants would authorize beneficial owners owning through the participants and, if applicable, indirect participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, debt securities represented by a registered global security will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that once the depositary receives any payment of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, a registered global security, the depositary will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that payments by participants or, if applicable, indirect participants to owners of beneficial interests in the registered global security held through the participants or, if applicable, indirect participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants or indirect participants as the case may be.

Neither us, the trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days after we become aware of the unwillingness, inability or ineligibility, we will issue debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in a definitive form in exchange for all of the registered global security or securities representing the debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security.

Debt securities in bearer form of a series may also be issued in the form of one or more global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme Luxembourg (formerly known as Cedelbank), or with a nominee for such depositary identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer form global security, with respect to any portion of a series of debt securities to be represented by a bearer form global security will be described in the applicable prospectus supplement.

Merger, consolidation or sale

We may consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation or trust or entity provided that:

•	we are the survivor in the merger, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States and expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

•	immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction, as having been incurred by us or the subsidiary at the time of the transaction, there is no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default;

•	if, as a result of the transaction, our property or assets would be subject to an encumbrance that would not be permitted under the indenture, we shall take steps to secure the debt securities equally and ratably with all indebtedness secured in the transaction; and

•	certain other conditions that are described in the indentures are met.

Upon any such consolidation, merger, or sale, the successor corporation formed, or into which we are merged or to which we are sold, shall succeed to, and be substituted for, us under the indentures.

This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of substantially all of our assets. Except as may be described in the applicable prospectus supplement, there are no covenants or other provisions in the indentures providing for a put or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Certain covenants

Existence.    Except as permitted under “—Merger, Consolidation or Sale” above we will do or cause to be done all things necessary to preserve and keep our legal existence, rights and franchises in full force and effect; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of any debt securities.

Maintenance of Properties.    We will cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements for those properties, as we in our judgment believe is necessary so that we may carry on the business related to those properties properly and advantageously at all times; provided, however, that we will not be prevented from selling or otherwise disposing of our properties or the properties of our subsidiaries in the ordinary course of business.

Payment of Taxes and Other Claims.    We will pay or discharge, or cause to be paid or discharged, before they become delinquent,

•	all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary of ours or upon our income, profits or property or that of any subsidiary of ours, and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary of ours;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

Provision of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will, within 15 days of each of the respective dates by which we are or would be required to file annual reports, quarterly reports and other documents with the SEC pursuant to such Section 13 and 15(d):

•	file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any prospective holder.

Waiver of Certain Covenants.    We may choose not to comply with any term, provision or condition of the foregoing covenants, or with certain other terms, provisions or conditions with respect to the debt securities of a series (except any such term, provision or condition which could not be amended without the consent of all holders of such series), if before or after the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in principal amount of all outstanding debt securities of the series either waive compliance in that instance or generally waive compliance with that covenant or condition. Unless the holders expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of the term, provision, or condition will remain in full force and effect.

Covenants Relating to Junior Subordinated Debt Securities.    In any subordinated indenture that governs the terms of the junior subordinated debt securities we issue to a trust, in connection with the issuance of trust securities, we will covenant that, so long as any preferred securities of the trust remain outstanding, if there has occurred any event that would constitute an event of default under the applicable trust guarantee or amended declaration or if we have extended the interest payment periods of the junior subordinated debt securities, we will not do any of the following:

•	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except for:

•	purchases or acquisitions of shares of common stock in connection with the satisfaction of our obligations under any employee benefit plans or the satisfaction of our obligations pursuant to any contract or security outstanding on the date of the event, which requires us to purchase shares of our common stock,

•	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

•	make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities (including guarantees) we have issued which rank equally with or junior to the subordinated debt securities held by the applicable trust; or

•	make any guarantee payments on any obligations ranking equally with or junior to the subordinated debt securities held by the trust, except under the applicable trust guarantee.

Additional Covenants.    Any additional covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

Except as otherwise described in the applicable prospectus supplement, each of the following “Events of Default” set forth in the indentures will be applicable to each series of debt securities we may issue under those indentures:

(1)	we fail for 30 days to pay any installment of interest or any Additional Amounts payable on any debt security of that series;

(2)	we fail to pay the principal of, or any premium or Make-Whole Amount on, any debt security of that series when due, either at maturity, redemption or otherwise;

(3)	we fail to make any sinking fund payment when due as required for any debt security of that series;

(4)	we default in the performance or breach of any other covenant or agreement we made in the indenture other than a covenant added to the indenture solely for the benefit of another series of debt securities, which has continued for 60 days after written notice as provided for in accordance with the applicable indenture by the applicable trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series;

(5)	we default under a bond, debenture, note or other evidence of indebtedness for money borrowed by us or any subsidiary of ours that we have guaranteed that has a principal amount outstanding that is more than $10,000,000 (other than non-recourse indebtedness), which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled within 30 days after written notice was provided to us in accordance with the indenture;

(6)	certain events of bankruptcy, insolvency or reorganization occur; and

(7)	any other event of default specified in the applicable prospectus supplement occurs.

If there is a continuing event of default under an indenture with respect to outstanding debt securities of a series, then the applicable trustee or the holders of not less than 25% of the total principal amount of the outstanding debt securities of that series, voting as a single class, may declare immediately due and payable the principal amount or other amount as may be specified in the terms of the debt securities of and any premium or Make-Whole Amount on, all of the debt securities of that series. However, at any time after a declaration of acceleration with respect to any or all debt securities of a series then outstanding has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration if:

•	we deposit with the applicable trustee all required payments of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the applicable debt securities, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the nonpayment of accelerated principal, premium, Make-Whole Amount or other amounts or interest, with respect to the applicable debt securities have been cured or waived as provided in the indenture.

Each indenture also provides that the holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series may waive any past default with respect to those debt securities and its consequences, except a default consisting of:

•	our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security; or

•	a default relating to a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default.

The trustee is generally required to give notice to the holders of the debt securities of each affected series within 90 days of a default of which the trustee has actual knowledge under the applicable indenture unless the default has been cured or waived. The trustee may withhold a notice of default unless the default relates to:

•	our failure to pay the principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, a debt security of that series; or

•	any sinking fund installment for any debt security of that series, if the responsible officers of the trustee consider it to be in the interest of the holders.

Each indenture provides that no holder of debt securities of any series may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the applicable trustee fails to act, for 60 days, after:

•	it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of indemnity reasonably satisfactory to the trustee; and

•	no direction inconsistent with such written request has been given to the trustee during that 60-day period by the holders of a majority in principal amount of the outstanding debt securities of the series.

This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, debt securities at their respective due dates.

Subject to provisions in each indenture relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under any indenture at the request or direction of any holders of any series of debt securities then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it. Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the applicable outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the applicable series not joining in the direction.

Within 120 days after the close of each fiscal year, we must deliver to each trustee a certificate, signed by one of several specified officers, stating such officer’s knowledge of our compliance with all the conditions and covenants under the applicable indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status of the noncompliance.

Modification of the indenture

Modification and amendment of an indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture which are affected by the modification or amendment. However, no modification or amendment may, without the consent of the holder of each debt security affected, do any of the following:

•	change the stated maturity of the principal of, or any premium, Make-Whole Amount, installment of principal of, interest or Additional Amounts payable on, any debt security;

•	reduce the principal amount of, or the rate or amount of interest on, any premium, Make-Whole Amount payable on redemption of or any Additional Amounts payable with respect to, any debt security;

•	reduce the amount of principal of an original issue discount security, indexed security or any Make-Whole Amount that would be due and payable upon declaration of acceleration of the maturity of an original issue discount security or indexed security, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

•	change the place of payment or the currency or currencies of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements contained in the applicable indenture;

•	make any change that adversely affects the right to convert or exchange any security or decrease the conversion or exchange rate or increase the conversion or exchange price of any security; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security.

We and the relevant trustee may modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add to the covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to add, change or eliminate any provisions of an indenture, provided that any such addition, change or elimination shall:

•	become effective only when there are no outstanding debt securities of any series created prior to the change or elimination which are entitled to the benefit of the applicable provision, or

•	not apply to any outstanding debt securities created prior to the change or elimination;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of the debt securities into our common stock or other securities or property of ours;

•	to provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture;

•	to close an indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, an indenture under the Trust Indenture Act;

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the debt securities; or

•	to make any provisions with respect to the conversion or exchange rights of the holders of any debt securities, including providing for the conversion or exchange of any debt securities into any of our securities or property;

provided that, in each case above, the action does not adversely affect the interests of the holders of the debt securities of any series issued under the indenture in any material respect.

Subordination

Unless otherwise indicated in the applicable prospectus supplement for a particular series of subordinated debt securities, the following subordinated provisions will apply to the subordinated debt securities.

The subordinated debt securities, including any junior subordinated debt securities we issue in connection with the issuance of any trust preferred securities by a trust, will be unsecured and subordinated in right of payment to all of our existing and future secured and senior indebtedness. As a result, upon any distribution to our creditors in a liquidation, dissolution, bankruptcy, insolvency or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior debt and our secured debt. Our obligation to make payments of the principal of and interest on the subordinated debt securities will not otherwise be affected.

We may not make payments of principal or interest on the subordinated debt securities at any time we are in default on any payment with respect to our senior debt, or we have defaulted on any of our senior debt resulting in the acceleration of the maturity of the senior debt, or if there is a judicial proceeding pending with respect to our default on our senior debt and we have received notice of the default. We may resume payments on the subordinated debt securities when the default is cured or waived if the subordination provisions of the subordinated indenture will permit us to do so at that time. After we have paid all of our senior debt in full, holders of subordinated debt securities will still be subrogated to the rights of holders of our senior debt for the amount of distributions otherwise payable to holders of the subordinated debt securities until the subordinated debt securities are paid in full.

If payment or distribution on account of the subordinated debt securities of any character or security, whether in cash, securities or other property, is received by a holder of any subordinated debt securities, including any applicable trustee, in contravention of any of the terms of the applicable indenture and before all our senior debt has been paid in full, that payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, holders of our senior debt at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all senior debt in full.

Upon payment or distribution of assets to creditors upon insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to our company as a whole, whether voluntary or involuntary, the holders of all senior debt securities will first be entitled to receive payment in full before holders of the outstanding subordinated debt securities will be entitled to receive any payment in respect of the principal of, or premium, if any, or interest on, the outstanding subordinated debt securities.

After we have paid in full all sums we owe on our senior debt, the holders of the subordinated debt securities, if so issued, together with the holders of our obligations ranking on a parity with the subordinated debt securities, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the subordinated debt securities and the other obligations. After we have paid in full all sums we owe on the subordinated debt securities, the holders of the junior subordinated debt securities, together with the holders of our obligations ranking on a parity with the junior subordinated debt securities, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the junior subordinated debt securities and the other obligations. We will make payment on the junior subordinated debt securities before we make any payment or other distribution, whether in cash, property or otherwise, on account of any capital stock or obligations ranking junior to our junior subordinated debt securities.

By reason of this subordination, if we become insolvent, holders of senior debt, as well as certain of our general creditors, may receive more, and holders of subordinated debt securities (including junior subordinated debt securities) may receive less, than our other creditors, including holders of any of our senior debt securities. This subordination will not prevent the occurrence of any event of default on the subordinated debt securities.

Senior debt is defined in the subordinated indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the types of debt generally described below:

(1)	debt for money we have borrowed;

(2)	debt evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) whether or not given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but not any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services;

(3)	debt which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure our obligations, or to secure the payment of revenue bonds issued for our benefit, whether contingent or otherwise;

(4)	any debt of others described in the preceding clauses (1) through (3) which we have guaranteed or for which we are otherwise liable;

(5)	debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on our property;

(6)	our obligation as lessee under any lease of property which is reflected on our balance sheet as a capitalized lease;

(7)	any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (1) through (6); and

(8)	our obligations to make payments under the terms of financial instruments such as securities contracts and foreign currency exchange contracts, derivative instruments and other similar financial instruments;

provided, however, that, in computing our debt, any particular debt will be excluded if:

•	upon or prior to the maturity thereof, we have deposited in trust with a depositary, money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy that debt as it becomes due, and the amount so deposited will not be included in any computation of our assets; and

•	we have delivered an officers’ certificate to the trustee that certifies that we have deposited in trust with the depositary the sufficient amount.

Senior debt will exclude the following:

•	any debt referred to in paragraphs (1) through (6) above as to which, in the instrument creating or evidencing the debt or under which the debt is outstanding, it is provided that the debt is not superior in right of payment to our subordinated debt securities, or ranks equal with the subordinated debt securities;

•	our subordinated debt securities;

•	any debt of ours which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to us;

•	debt to any employee of ours; and

•	all other junior subordinated debentures issued by us from time to time and sold to subsidiaries of ours, including any limited liability companies, partnerships or trust established or to be established by us, in each case where the subsidiary is similar in purpose to one of the trusts.

There is no limit on the amount of senior debt or other debt that we may incur in the subordinated indenture. At December 31, 2002, our senior debt aggregated approximately $1.9 billion.

Discharge, defeasance and covenant defeasance

Unless the terms of a series of debt securities provides otherwise, under each indenture, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year). We can discharge these obligations by irrevocably depositing with the applicable trustee funds in such currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities including the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts payable on, the debt securities to the date of the deposit, if the debt securities have become due and payable or to the stated maturity or redemption date, as the case may be.

In addition, if the terms of the debt securities of a series permit us to do so, we may elect either of the following:

•	to be defeased and be discharged from any and all obligations with respect to the debt securities of that series; except our obligations to

•	pay any Additional Amounts upon the occurrence of certain tax and other events,

•	register the transfer or exchange of the debt securities,

•	replace temporary or mutilated, destroyed, lost or stolen debt securities,

•	maintain an office or agency for the debt securities, and

•	to hold moneys for payment in trust; or

•	to be defeased and discharged from our obligations with respect to the debt securities of that series described under “—Certain Covenants” or, if the terms of the debt securities of that series permit, our obligations with respect to any other covenant.

If we choose to defease and discharge our obligations under the covenants, any failure to comply with the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the debt securities of that series. However, to make either election we must irrevocably deposit with the applicable trustee, in trust, an amount, in the currency or currencies in which the debt securities are payable, or in government obligations, or both, that will provide sufficient funds to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the relevant scheduled due dates or upon redemption.

We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things:

•	we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture;

•	any defeasance does not result in, or constitute, a breach or violation of an indenture or any other material agreement which we are a party to or obligated under; and

•	no event of default, or event that with notice will be an event of default, has occurred and is continuing with respect to any securities subject to a defeasance.

Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of such series elects to receive payment in a currency in which the deposit was made in respect of the debt security; or

•	a conversion event (as defined below) occurs in respect of the currency in which the deposit was made,

the indebtedness represented by the debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt security, as they become due, out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the election or such cessation of usage based on the applicable market exchange rate.

Unless otherwise defined in the applicable prospectus supplement, “conversion event” means the cessation of use of:

•	a currency, currency unit or composite currency issued by the government of one or more countries other than the United States both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

•	any currency unit or composite currency for the purposes for which it was established.

Unless otherwise described in the applicable prospectus supplement, all payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in United States dollars.

In the event we effect covenant defeasance with respect to any series of debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than:

•	the event of default described in clause (4) of the first paragraph under “—Events of Default, Notice and Waiver,” which would no longer be applicable to the debt securities of that series, or

•	the event of default described in clause (7) of the first paragraph under “—Events of Default, Notice and Waiver” with respect to a covenant as to which there has been covenant defeasance,

then the amount on deposit with the trustee will still be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. In this case, we would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may describe further provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to a particular series of debt securities.

Conversion and exchange rights

The terms on which debt securities of any series are convertible into or exchangeable for our common stock or other securities or property of ours will be set forth in the applicable prospectus supplement. These terms will include:

•	the conversion or exchange price, or manner for calculating a price;

•	the exchange or conversion period; and

•	whether the conversion or exchange is mandatory, at the option of the holder, or at our option.

The terms may also include calculations pursuant to which the number of shares of our common stock or other securities or property to be received by the holders of debt securities would be determined according to the market price of our common stock or other securities or property of ours as of a time stated in the prospectus supplement. The conversion exchange price of any debt securities of any series that is convertible into our common stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as described in the applicable prospectus supplement.

Redemption of debt securities

If so specified in the applicable prospectus supplement, debt securities of any series may be wholly or partially redeemed at our option, at any time. The debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

From and after the time that notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Governing law

The indentures are governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the trustee

JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is one of a number of banks with which we maintain banking relationships in the ordinary course of business. Our banking relationship with JPMorgan Chase Bank includes providing custodial services in connection with our bond and stock portfolios, serving as trustee under the indentures involving our existing debt securities, and providing us with general banking services. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under a series of senior debt securities or subordinated debt securities, or upon the occurrence of a default under another indenture under which JPMorgan Chase Bank serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the applicable indenture. In that event, we would be required to appoint a successor trustee.

DESCRIPTION OF PREFERRED STOCK

The following outlines some of the provisions of the preferred stock that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the certificate of designations relating to the particular series of preferred stock, which we will file with the SEC at or prior to the time of sale of the preferred stock.

General

Under our restated certificate of incorporation, our board of directors is authorized, without stockholder approval, to adopt resolutions providing for the issuance of up to 25,000,000 shares of preferred stock, par value $.10 per share, in one or more series.

For each series of preferred stock the board of directors may fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions of the series. The board will fix these terms by resolution adopted before we issue any shares of the series of preferred stock.

In addition, as described under “Description of Depositary Shares,” we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by the board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated value of the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our restated certificate of incorporation.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our preferred stock account. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock and each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to complete an acquisition of us without negotiating with our board.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date of shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

Liquidation preference

In the event of our liquidation, dissolution or winding-up, holders of each series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of these series and other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designations establishing the series; or

•	as required by applicable law.

Transfer agent and registrar

The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the deposit agreement which we will file with the SEC in connection with an issuance of depositary shares.

Description of depositary shares

We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. The depositary must have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle holders to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

Withdrawal of preferred stock

A holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and other distributions

The depositary will pay to holders of depositary shares the cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of depositary shares

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption.

Voting the preferred stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as instructed by the holder. We will do anything the depositary asks us to do in order to enable it to vote as a holder has instructed. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares.

Conversion or exchange

The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not yet been paid.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of us. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of our preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and termination of the deposit agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of depositary and expenses

We will pay all transfer and other taxes and governmental charges in connection with the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and the charges that are expressly provided in the deposit agreement to be for the holder’s account.

Limitations on our obligations and liability to holders of depositary receipts

The deposit agreement will limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•	we and the depositary will only be obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	we and the depositary will not be liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	we and the depositary will not be liable if either of us exercises discretion permitted under the deposit agreement;

•	we and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	we and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary will agree to indemnify each other under certain circumstances.

Resignation and removal of depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. The resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF COMMON STOCK

The following briefly summarizes the provisions of our restated certificate of incorporation and amended and restated bylaws that would be important to holders of our common stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our restated certificate of incorporation and amended and restated bylaws which are exhibits to the registration statement which contains this prospectus.

General

Under our restated certificate of incorporation, we are authorized to issue a total of 725,000,000 shares of common stock having a par value of $.10 per share. As of March 31, 2003, 241,644,012 shares of common stock were outstanding. All outstanding shares of common stock are fully paid and nonassessable. The common stock is listed on The New York Stock Exchange.

Holders of common stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of our dissolution, liquidation or winding-up, common stockholders will share ratably in any assets remaining after all creditors are paid in full, including holders of our debt securities, and after the liquidation preference of holders of preferred stock has been satisfied.

Dividends

Holders of common stock are entitled to participate equally in dividends when the board of directors declares dividends on shares of common stock out of funds legally available for dividends. The rights of holders of common stock to receive dividends are subject to the preferences of holders of preferred stock.

Voting rights

Holders of common stock are entitled to one vote for each share held of record on all matters voted on by stockholders, including the election of directors.

Liquidation rights

In the event of our liquidation, dissolution or winding-up, holders of common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities, and the total liquidation preferences of any outstanding shares of preferred stock.

Certain provisions that may have an anti-takeover effect

Our restated certificate of incorporation and amended and restated bylaws and certain portions of Delaware law, contain certain provisions that may have an anti-takeover effect.

Board of Directors Classification.    We have a staggered or classified board of directors. Our board of directors is divided into three classes with the members of each class serving a three-year term. The members of only one class of directors are elected at any annual meeting of our stockholders. It therefore takes at least two years to elect a majority of our directors.

Business combination.    We cannot enter into business combinations with a person who is an “interested stockholder” unless the business combination transaction is approved by a vote of not less than 80% of the votes entitled to be cast on the transaction, including a majority of the votes that are not the votes of the interested stockholder.

An “interested stockholder” is generally any person that owns, or has owned in the two-year period prior to the date in question, shares of our voting stock that represent 15% or more of the votes entitled to be cast by the holders of the shares of our outstanding voting stock.

A “business combination” is generally a merger or consolidation involving a company, a disposition of a substantial part of the assets or securities of a company, a liquidation or dissolution of a company, or a certain type of reclassification of securities of a company.

The supermajority vote requirements described above will not apply to business combinations with interested stockholders if the transaction has been approved by a majority of our directors (or their successors) who are not affiliates of the interested stockholder and were our directors before the interested stockholder became an interested stockholder.

We are also subject to restrictions imposed by Delaware law on transactions with interested stockholders. These restrictions are similar to the restrictions contained in our restated certificate of incorporation described above. In order to engage in any transaction that is subject to the provisions of our restated certificate of incorporation or the provisions of Delaware law, the requirements of both the restated certificate of incorporation and Delaware law must be satisfied.

Special Meetings of Stockholders.    Only our Chairman of the Board, our Chief Executive Officer or our President may call a special meeting of our stockholders and these meetings are to be called by any such officer at the request of a majority of the board of directors.

Action of Stockholders Without a Meeting.    Any action of our stockholders may be taken at a meeting only and may not be taken by written consent.

Amendment of Certificate of Incorporation.    For us to amend our restated certificate of incorporation, Delaware law requires that our board of directors adopt a resolution setting forth any amendment, declare the advisability of the amendment and call a stockholders’ meeting to adopt the amendment. Generally, amendments to our restated certificate of incorporation require the affirmative vote of majority of our outstanding stock. As described below, however, certain amendments to our restated certificate of incorporation may require a supermajority vote.

The vote of the holders of not less than 80% of the votes entitled to be cast is required to adopt any amendment to our restated certificate of incorporation that relates to the provisions of our restated certificate of incorporation that govern the following matters:

•	management of our business by the directors and classification of our board of directors;

•	the ability of our stockholders to act by written consent; and

•	the power of the board of directors and the stockholders to amend the bylaws.

The vote of the holders of not less than 80% of the votes entitled to be cast, including the majority of the votes that are not the votes of an interested stockholder, is required to adopt any amendment to our restated certificate of incorporation that relates to the provisions of our restated certificate of incorporation that govern the following matters:

•	the provisions regarding “business combinations” with interested stockholders; and

•	the provisions setting forth the supermajority vote requirements for amending the restated certificate of incorporation.

These supermajority vote provisions for amending the restated certificate of incorporation do not apply if the amendment is recommended by a majority of our directors (or their successors) who are not affiliates of an interested stockholder and were our directors before the interested stockholder became an interested stockholder.

The provisions described above may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors’ ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders. None of these provisions is the result of any specific effort by a third party to accumulate our securities or to obtain control of us by means of merger, tender offer, solicitation in opposition to management or otherwise.

Transfer agent and registrar

The transfer agent and registrar for shares of the common stock is Equiserve Trust Company N.A.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement which we will file with the SEC in connection with an issuance of the warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which we will issue the warrants;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether we will issue the warrants in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock or for depositary shares will not have any rights of holders of the preferred stock, common stock or depositary shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or depositary shares purchasable upon such exercise.

Exercise of warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of rights; governing law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of shares of our capital stock at a future date or dates. The price per share of capital stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula contained in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. We may issue the stock purchase contracts in such amounts and in as many distinct series as we wish.

The stock purchase contracts may be entered into separately or as a part of units consisting of a stock purchase contract and a beneficial interest in senior debt securities, subordinated debt securities, preferred securities, debt obligations of third parties, including U.S. Treasury securities, other stock purchase contracts or shares of our capital stock securing the holders’ obligations under the stock purchase contracts to purchase or to sell the shares of our capital stock. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock or depositary shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprising one or more of the other securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF PREFERRED SECURITIES OF THE TRUSTS

General

The following summary outlines the material terms and provisions of the preferred securities that the trusts may offer. The particular terms of any preferred securities a trust offers and the extent if any to which these general terms and provisions may or may not apply to the preferred securities will be described in the applicable prospectus supplement.

Each trust will issue the preferred securities under an amended declaration, which we will enter into with the trustees. The amended declaration for each trust is subject to and governed by the Trust Indenture Act of 1939 and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), an independent trustee, will act as property trustee under each amended declaration for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities will be those contained in the applicable amended declaration and those made part of the amended declaration by the Trust Indenture Act. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of amended declaration, which is an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act.

Terms

Each amended declaration will provide that a trust may issue, from time to time, only one series of preferred securities and one series of common securities. The preferred securities will be offered to investors and the common securities will be held by us. The terms of the preferred securities, as a general matter, will mirror the terms of the junior subordinated debt securities that we will issue to a trust in exchange for the proceeds of the sales of the preferred and common securities. If we fail to make a payment on the junior subordinated debt securities, the trust holding those securities will not have sufficient funds to make related payments, including distributions, on its preferred securities.

You should refer to the applicable prospectus supplement relating to the preferred securities for specific terms of the preferred securities, including, but not limited to:

•	the distinctive designation of the preferred securities;

•	the total and per security liquidation amount of the preferred securities;

•	the annual distribution rate, or method of determining the rate at which the trust issuing the securities will pay distributions, on the preferred securities and the date or dates from which distributions will accrue;

•	the date or dates on which the distributions will be payable and any corresponding record dates;

•	whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

•	the right, if any, to defer distributions on the preferred securities upon extension of the interest payment period of the related junior subordinated debt securities;

•	whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depositary for the global certificates and the specific terms of the depositary arrangement;

•	the amount or amounts which will be paid out of the assets of the trust issuing the securities to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust issuing the securities;

•	any obligation of the trust issuing the securities to purchase or redeem preferred securities and the terms and conditions relating to any redemption obligation;

•	any voting rights of the preferred securities;

•	any terms and conditions upon which the junior subordinated debt securities held by the trust issuing the securities may be distributed to holders of preferred securities;

•	any securities exchange on which the preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities not inconsistent with the amended declaration or with applicable law.

We will guarantee the preferred securities to the extent described below under “Description of Trust Guarantees.” Our guarantee, when taken together with our obligations under the junior subordinated debt securities and the related subordinated indenture, and our obligations under the amended declaration, would provide a full and unconditional guarantee of amounts due on any preferred securities. Certain United States federal income tax considerations applicable to any offering of preferred securities will be described in the applicable prospectus supplement.

Liquidation distribution upon dissolution

Unless otherwise specified in an applicable prospectus supplement, each amended declaration states that each trust will be dissolved:

•	on the expiration of the term of that trust;

•	upon our bankruptcy, dissolution or liquidation;

•	upon our written direction to the property trustee to dissolve the trust and distribute the related junior subordinated debt securities directly to the holders of the trust securities;

•	upon the redemption of all of the preferred securities in connection with the redemption of all of the related junior subordinated debt securities; or

•	upon entry of a court order for the dissolution of the trust.

Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after a trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities issued by that trust will be entitled to receive:

•	the related junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

•	if any distribution of the related junior subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

If a trust cannot pay the full amount due on its preferred and common securities because it has insufficient assets available for payment, then the amounts payable by that trust on its preferred and common securities will be paid on a pro rata basis. However, if certain payment events of default under the subordinated indenture have occurred and are continuing with respect to any series of related junior subordinated debt securities, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of default

The following will be events of default under each amended declaration:

•	an event of default under the subordinated indenture occurs with respect to any related series of junior subordinated debt securities; or

•	any other event of default specified in the applicable prospectus supplement occurs.

If an event of default with respect to a related series of junior subordinated debt securities occurs and is continuing under the subordinated indenture, and the subordinated indenture trustee or the holders of not less than 25% in principal amount of the related junior subordinated debt securities outstanding fail to declare the principal amount of all of such junior subordinated debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities of the trust holding the junior subordinated debt securities, will have the right to declare such principal amount immediately due and payable by providing written notice to us, the applicable property trustee and the subordinated indenture trustee.

At any time after a declaration of acceleration has been made with respect to a related series of junior subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the affected preferred securities may rescind any declaration of acceleration with respect to the related junior subordinated debt securities and its consequences:

•	if we deposit with the subordinated indenture trustee funds sufficient to pay all overdue principal of and premium and interest on the related junior subordinated debt securities and other amounts due to the subordinated indenture trustee and the property trustee; and

•	if all existing events of default with respect to the related junior subordinated debt securities have been cured or waived except non-payment of principal on the related junior subordinated debt securities that has become due solely because of the acceleration.

The holders of a majority in liquidation amount of the affected preferred securities may waive any past default under the subordinated debenture indenture with respect to related junior subordinated debt securities, other than a default in the payment of principal of, or any premium or interest on, any related junior subordinated debenture or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each affected outstanding related junior subordinated debenture. In addition, the holders of at least a majority in liquidation amount of the affected preferred securities may waive any past default under the amended declaration.

The holders of a majority in liquidation amount of the affected preferred securities shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the amended declaration.

A holder of preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the property trustee or anyone else, for enforcement of payment to the holder of principal and any premium or interest on the related series of junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder, if we fail to pay principal and any premium or interest on the related series of junior subordinated debt securities when payable.

We are required to furnish annually, to the property trustee for each trust, officers’ certificates to the effect that, to the best knowledge of the individuals providing the certificates, we and each trust are not in default under the applicable amended declaration or, if there has been a default, specifying the default and its status.

Consolidation, merger or amalgamation of the trust

No trust may merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as described in “—Liquidation Distribution Upon Dissolution.” A trust may, with the consent of the administrative trustees but without the consent of the holders of the outstanding preferred securities or the other trustees of that trust, merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any state if:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust relating to its preferred securities, or

•	substitutes for the trust’s preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

•	we appoint a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust;

•	the successor securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

•	the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any substituted successor securities in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust that issued the securities;

•	prior to the merger event, we shall provide to the property trustee an opinion of counsel from a nationally recognized law firm stating that:

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust’s preferred securities in any material respect, and

•	following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

•	we own or our permitted transferee owns, all of the common securities of the successor entity and we guarantee or our permitted transferee guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the applicable preferred securities guarantee.

In addition, unless all of the holders of the preferred securities approve otherwise, no trust may consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause that trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes.

Voting rights

Unless otherwise specified in the applicable prospectus supplement, the holders of the preferred securities will have no voting rights except as discussed below and under “—Amendment to an Amended Declaration” and “Description of Trust Guarantees—Modification of the Trust Guarantee; Assignment” and as otherwise required by law.

If any proposed amendment to an amended declaration provides for, or the trustees of a trust otherwise propose to effect:

•	any action that would adversely affect the powers, preferences or special rights of the preferred securities in any material respect, whether by way of amendment to the amended declaration or otherwise; or

•	the dissolution, winding-up or termination of a trust other than pursuant to the terms of the amended declaration,

then the holders of the affected preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the affected preferred securities.

Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities issued by a trust, the trustees of that trust may not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee for any related junior subordinated debt securities or direct the exercise of any trust or power conferred on the property trustee with respect to the related junior subordinated debt securities;

•	waive any default that is waivable under the subordinated indenture with respect to any related junior subordinated debt securities;

•	cancel an acceleration of the principal of the related junior subordinated debt securities; or

•	consent to any amendment, modification or termination of the subordinated indenture or any related junior subordinated debt securities where consent is required.

However, if a consent under the subordinated indenture requires the consent of each affected holder of the related junior subordinated debt securities, then the property trustee must obtain the prior consent of each holder of the preferred securities of the trust that holds the related junior subordinated debt securities. In addition, before taking any of the foregoing actions, we will provide to the property trustee an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

The property trustee will notify all preferred securities holders of a trust of any notice of default received from the subordinated indenture trustee with respect to the junior subordinated debt securities held by that trust.

Any required approval of the holders of preferred securities may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The applicable property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities at the holder’s registered address at least 15 days and not more than 90 days before the meeting.

No vote or consent of the holders of the trust securities will be required for a trust to redeem and cancel its trust securities in accordance with its amended declaration.

Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, any trustee or any affiliate of a trustee or ours will, for purposes of any vote or consent, be treated as if they were not outstanding. Preferred securities held by us or any of our affiliates may be exchanged for related junior subordinated debt securities at the election of the holder.

Amendment to an amended declaration

An amended declaration may be amended from time to time by us and the property trustee and the administrative trustees of each trust without the consent of the holders of the preferred securities of that trust to:

•	cure any ambiguity or correct or supplement any provision which may be inconsistent with any other provisions with respect to matters or questions arising under the amended declaration, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect; or

•	modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, to ensure that the junior subordinated debt securities held by the trust are treated as indebtedness for United States federal income tax purposes or to ensure that the trust will not be required to register as an investment company under the Investment Company Act of 1940.

Other amendments to an amended declaration may be made by us and the trustees of that trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of that trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated debt securities held by the trust as indebtedness for United States federal income tax purposes or affect the trust’s exemption from the Investment Company Act of 1940.

Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of each trust, an amended declaration may not be amended to:

•	change the amount or timing of any distribution on the common or preferred securities of a trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date; or

•	restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

In addition, no amendment may be made to an amended declaration if the amendment would:

•	cause a trust to be taxable as a corporation or characterized as other than a grantor trust for United States federal income tax purposes;

•	cause the junior subordinated debt securities held by a trust to not be treated as indebtedness for United States federal income tax purposes;

•	cause a trust to be deemed to be an investment company required to be registered under the Investment Company Act of 1940; or

•	impose any additional obligation on us without our consent.

Removal and replacement of trustees

The holder of a trust’s common securities may, upon prior written notice, remove or replace any of the administrative trustees and, unless an event of default has occurred and is continuing under the subordinated indenture, the property and Delaware trustee of the trust. If an event of default has occurred and is continuing under the subordinated indenture, only the holders of a majority in liquidation amount of the trust’s preferred securities may remove or replace the property trustee and Delaware trustee. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable amended declaration.

Merger or consolidation of trustees

Any entity into which a property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the applicable amended declaration; provided, however, that the entity shall be otherwise qualified and eligible.

Information concerning the property trustee

For matters relating to compliance with the Trust Indenture Act of 1939, the property trustee for each trust will have all of the duties and responsibilities of an indenture trustee under the Trust

Indenture Act of 1939. The property trustee, other than during the occurrence and continuance of a default under an amended declaration, undertakes to perform only the duties as are specifically set forth in the amended declaration and, after a default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers given it by an amended declaration at the request of any holder of the preferred securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in an amended declaration or is unsure of the application of any provision of the amended declaration, and the matter is not one on which the holders of the preferred securities are entitled to vote, then the property trustee will deliver notice to us requesting written instructions as to the course of action to be taken and the property trustee will take or refrain from taking that action as instructed. If we do not provide these instructions within ten business days, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred and common securities. In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), which is the property trustee for each trust, also serves as the senior indenture trustee, the subordinated indenture trustee and the guarantee trustee under each trust guarantee described below. We and certain of our affiliates maintain banking relationships with JPMorgan Chase Bank, which are described above under “Description of Debt Securities—Concerning the Trustee.”

Miscellaneous

The administrative trustees of each trust are authorized and directed to conduct the affairs of and to operate each trust in such a way so that:

•	each trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

•	the junior subordinated debt securities held by each trust will be treated as indebtedness of ours for United States federal income tax purposes; and

•	each trust will not be deemed to be an investment company required to be registered under the Investment Company Act of 1940.

We and the trustees of each trust are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust or amended declaration, that we and the trustees determine to be necessary or desirable for the above purposes.

Registered holders of the preferred securities have no preemptive or similar rights.

A trust may not incur indebtedness or place a lien on any of its assets.

Governing law

Each amended declaration and the preferred securities will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

Description of the expense agreement

We will execute an expense agreement at the same time that a trust issues the preferred securities. Under the expense agreement, we will irrevocably and unconditionally guarantee to each creditor of each trust the full amount of that trust’s costs, expenses and liabilities, other than the amounts owed to holders of its preferred and common securities pursuant to the terms of those securities. Third parties will be entitled to enforce the expense agreement. The expense agreement, once executed, will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

Our obligation under an expense agreement will be subordinated in right of payment to the same extent as the trust guarantees. The expense agreement will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the trust guarantees.

DESCRIPTION OF TRUST GUARANTEES

The following describes certain general terms and provisions of the trust guarantees which we will execute and deliver for the benefit of the holders from time to time of preferred securities. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), an independent trustee, will act as indenture trustee under each trust guarantee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. The terms of each trust guarantee will be those contained in each trust guarantee and those made part of each trust guarantee by the Trust Indenture Act of 1939. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of trust guarantee, which is an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act of 1939. Each trust guarantee will be held by the guarantee trustee of each trust for the benefit of the holders of the preferred securities.

General

We will irrevocably and unconditionally agree to pay the following payments or distributions with respect to preferred securities, in full, to the holders of the preferred securities, as and when they become due regardless of any defense, right of set-off or counterclaim that a trust may have except for the defense of payment:

•	any accrued and unpaid distributions which are required to be paid on the preferred securities, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so;

•	the redemption price and all accrued and unpaid distributions to the date of redemption with respect to any preferred securities called for redemption, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust that issued the securities (other than in connection with the distribution of junior subordinated debt securities to the holders of preferred securities or the redemption of all of the preferred securities), the lesser of

•	the total liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so, and

•	the amount of assets of the trust that issued the securities remaining available for distribution to holders of such preferred securities in liquidation of the trust.

Our obligation to make a payment under a trust guarantee may be satisfied by our direct payment of the required amounts to the holders of preferred securities to which the trust guarantee relates or by causing the applicable trust to pay the amounts to the holders.

Modification of the trust guarantee; assignment

Except with respect to any changes which do not adversely affect the rights of holders of preferred securities in any material respect (in which case no vote will be required), each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding preferred securities to which the trust guarantee relates. The manner of obtaining the approval of holders of the preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the outstanding preferred securities to which the trust guarantee relates.

Termination

Each trust guarantee will terminate when any of the following has occurred:

•	all preferred securities to which the trust guarantee relates have been paid in full or redeemed in full by us, the trust that issued the securities or both;

•	the junior subordinated debt securities held by the trust that issued the securities have been distributed to the holders of the preferred securities; or

•	the amounts payable in accordance with the applicable amended declaration upon liquidation of the trust that issued the securities have been paid in full.

Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities to which the trust guarantee relates must restore payment of any amounts paid on the preferred securities or under the trust guarantee.

Events of default

An event of default under a trust guarantee will occur if we fail to perform any of our payment obligations under a trust guarantee or we fail to perform any other obligation under a trust guarantee and the failure to perform such other obligation continues for 60 days.

Each trust guarantee will constitute a guarantee of payment and not of collection. The holders of a majority in liquidation amount of the preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee.

If the guarantee trustee fails to enforce the trust guarantee, any holder of preferred securities to which the trust guarantee relates may institute a legal proceeding directly against us to enforce the holder’s rights under the trust guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any one else. If we do not make a guarantee payment, a holder of preferred securities may directly institute a proceeding against us for enforcement of the trust guarantee for such payment.

Status of the trust guarantees

Each trust guarantee will be our general unsecured obligation and will rank subordinate and junior in right of payment, and will be subject to our prior payment in full of our senior debt as described under “Description of Debt Securities—Subordination.”

The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to the subordination provisions and other terms of the trust guarantee relating to the subordination. As of December 31, 2002, we had approximately $1.9 billion of indebtedness that would rank senior to a trust guarantee.

Information concerning the guarantee trustee

The guarantee trustee, prior to the occurrence of a default with respect to a trust guarantee, undertakes to perform only those duties as are specifically contained in the trust guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the applicable trust guarantee at the request of any holder of preferred securities to which the trust guarantee relates, unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities which it might incur by exercising these powers; however the guarantee trustee will not be, upon the occurrence of an event of default under the applicable trust guarantee, relieved from exercising the rights and powers vested in it by such trust guarantee.

Governing law

The trust guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED

DEBT SECURITIES AND THE TRUST GUARANTEES

As long as we may make payments of interest and any other payments when they are due on the junior subordinated debt securities held by a particular trust, those payments will be sufficient to cover distributions and any other payments due on the trust securities issued by that trust because of the following factors:

•	the total principal amount of the junior subordinated debt securities held by the trust will be equal to the total stated liquidation amount of the trust securities issued by the trust;

•	the interest rate and the interest payment dates and other payment dates on the junior subordinated debt securities held by the trust will match the distribution rate and distribution payment dates and other payment dates for the trust securities issued by the trust;

•	we will pay, and the trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the trust (other than obligations under the trust securities); and

•	each amended declaration will further provide that the trustees shall not take or cause or permit the trust to engage in any activity that is not consistent with the purposes of the trust, which consist solely of issuing the trust securities, investing in the junior subordinated debt securities and anything necessary or incident to those activities.

We will guarantee payments of distributions, to the extent the trust obligated to pay those distributions has sufficient funds available to make the payments due on the preferred securities, to the extent described under “Description of Trust Guarantees.” If we do not make interest payments on the junior subordinated debt securities held by a trust, that trust will not have sufficient funds to pay distributions on the preferred securities. Each trust guarantee covers the payment of distributions and other payments on the preferred securities only if and to the extent that we have made a payment of interest or principal on the junior subordinated debt securities held by the trust as its sole asset. However, we believe that the trust guarantees, when taken together with our obligations under the junior subordinated debt securities and the subordinated indenture and our obligations under the amended declarations, including our obligations to pay the costs, expenses, debts and liabilities of the trusts, provide a full and unconditional guarantee of payment on the preferred securities.

A holder of preferred securities may sue us to enforce its rights under the trust guarantee which relates to the holder’s preferred securities without first suing the guarantee trustee, the trust or any other person or entity.

PLAN OF DISTRIBUTION

We and the trusts may offer and sell the securities to or through underwriters or dealers, and also may offer and sell the securities directly to other purchasers or through designated agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We and the trusts also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement.

In connection with the sale of securities, underwriters may receive compensation from us or a trust or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us or a trust, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described in the applicable prospectus supplement.

Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We and the trusts may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

If dealers are utilized in the sale of the securities, we and the trusts will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

We and the trusts may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us and the trusts against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of ours in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. These contracts will be subject to only those conditions stated in the prospectus supplement, and the prospectus supplement will state the commission payable to the solicitor of such offers.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Alston & Bird LLP, Washington, D.C., and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Certain United States federal income taxation matters will be passed upon for us by Alston & Bird LLP, Washington, D.C. Certain matters of Delaware law relating to the validity of the preferred securities will be passed upon for the trust and us by Richards, Layton & Finger, P.A., Wilmington, Delaware.

EXPERTS

The consolidated financial statements of UnumProvident Corporation appearing in our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.